UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14c-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ACCO BRANDS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 4, 2011

Dear Stockholder:

The ACCO Brands Corporation 2011 Annual Meeting of Stockholders will be held at 10:30 a.m. (Central time) on Tuesday, May 17, 2011, at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois. A map with directions to the Arboretum Golf Club can be found at the end of this Proxy Statement. The sole purpose of the meeting is to consider the matters described in the following Notice of 2011 Annual Meeting and Proxy Statement.

It is important that your shares are represented at the meeting, whether or not you personally plan to attend. You can submit your proxy by using a toll-free telephone number, by mail or via the Internet, or you can vote in person at the meeting. Instructions for using these services are provided on the accompanying proxy form. If you decide to vote your shares using the accompanying proxy form, we urge you to complete, sign, date and return it promptly.

Sincerely,

Robert J. Keller
Chairman of the Board and Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING

AND PROXY STATEMENT

The Annual Meeting of Stockholders of ACCO Brands Corporation (“ACCO Brands” or the “Company”) will be held at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois, at 10:30 a.m. (Central time) on Tuesday, May 17, 2011, to consider and vote upon the following matters:

Item 1:	The election of nine directors identified in this Proxy Statement for a term expiring at the 2012 Annual Meeting;

Item 2:	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2011;

Item 3:	To hold a non-binding advisory vote on the compensation of our named executive officers;

Item 4:	To hold a non-binding advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers;

Item 5:	To approve the 2011 Amended and Restated ACCO Brands Corporation Incentive Plan, which, among other things, increases the number of shares of common stock authorized for issuance under our current incentive plan by 5,265,000 shares; and

Item 6:	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of record of common stock at the close of business on March 22, 2011, will be entitled to vote at the Annual Meeting.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet, or (3) by mail. For specific instructions, please refer to the accompanying proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

This year we are again taking advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to stockholders via the Internet. We sent Notices of Internet Availability of Proxy Materials to holders of our common stock as of the record date on or about April 4, 2011. The Notice describes how you can access our proxy materials, including this Proxy Statement, beginning on April 4, 2011.

We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plan who have invested in the ACCO Brands Stock Fund or hold shares of our common stock under the plan. We ask each plan participant to sign, date and return the accompanying voting instruction card, or provide voting instructions by telephone or through the Internet as described on the voting instruction card.

By order of the Board of Directors

Steven Rubin
Senior Vice President, Secretary and General Counsel

This Proxy Statement and accompanying proxy are first being made available or distributed to our stockholders on or about April 4, 2011.

VOTING AND PROXIES

Why is ACCO Brands distributing this Proxy Statement?

Our Board of Directors is soliciting proxies for use at our 2011 Annual Meeting of Stockholders to be held on Tuesday, May 17, 2011, beginning at 10:30 a.m. (Central time), at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the annual meeting.

What is the purpose of the annual meeting?

The purpose of the Annual Meeting is for stockholders to act upon the matters outlined in the Notice of 2011 Annual Meeting and described in this Proxy Statement, including: (1) the election of nine directors, (2) the ratification of KPMG LLP as our independent registered public accounting firm for 2011, (3) a non-binding advisory vote on the compensation of our named executive officers, (4) a non-binding advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers, (5) the approval of the 2011 Amended and Restated ACCO Brands Corporation Incentive Plan, and (6) such other business as may properly come before the meeting. In addition, management will be available to respond to questions from stockholders.

Why did I receive a notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) we sent to our stockholders provides instructions on how to access and review this Proxy Statement and our annual report online, as well as how to vote online. Providing proxy materials electronically significantly reduces the printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders.

If you receive a Notice, you will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found within the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Who is entitled to vote?

Only stockholders who own ACCO Brands common stock of record at the close of business on March 22, 2011 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 55,001,876 shares of common stock outstanding on March 22, 2011.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in “street name” means shares that are held in the name of a bank, broker or other nominee on a person’s behalf. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your instruction form. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proxy Item 2) is considered to be a discretionary item under the NYSE rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

The election of directors (proxy Item 1) and other matters to be voted upon (Items 3, 4 and 5) are “non-discretionary” items. Therefore, your broker may not vote your shares with respect to these items unless it receives your voting instructions, and if it does not, those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

How do I vote?

Record holders can vote by filling out the accompanying proxy card and returning it as instructed on the proxy card. You can also vote by telephone or the Internet by following the instructions printed on the proxy card or the Notice. If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process. You may also vote in person at the meeting.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011, the advisory vote on the compensation of our named executive officers, the advisory vote on the frequency of advisory votes in future years to approve the compensation of our named executive officers, and the proposal to approve the 2011 Amended and Restated Incentive Plan. When voting on the frequency of advisory votes to approve the executive compensation program in future years, you may recommend that a vote shall occur (1) every year, (2) every two years, (3) every three years, or (4) you may abstain from voting. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretionary authority to vote in their best judgment.

What constitutes a quorum?

The holders of a majority of the issued and outstanding common stock of the Company present either in person or by proxy at the meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. If less than a majority of the outstanding shares of common stock are represented at the meeting, a majority of the shares so represented may adjourn the meeting to another date, time or place.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your form of proxy or when you cast your proxy by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote:

—	FOR the election of each director nominee (Item 1);

—	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011 (Item 2);

—	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Item 3);

—	FOR a frequency of EVERY YEAR for future advisory votes on the compensation of our named executive officers (Item 4); and

—	FOR the approval of the 2011 Amended and Restated Incentive Plan (Item 5).

Can I go to the annual meeting if I vote by proxy?

Yes. Attending the meeting does not revoke your proxy unless you vote in person at the meeting.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later-dated proxy, which automatically revokes your earlier proxy, either by mail, by telephone or the Internet if one of those methods was used for your initial proxy submission. If shares are held in a stock brokerage account or by a bank or other broker nominee, then you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting you would not be permitted to vote unless you obtained a signed proxy from your broker nominee (who is the holder of record).

Will my vote be public?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspectors of Election and certain employees who have an obligation to keep your votes secret.

How many votes are needed to elect the director nominees and approve the other matters to be voted upon at the annual meeting?

Directors are elected by a plurality of the votes cast for the election of directors at the meeting. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated. The affirmative vote of shares representing a majority in voting power of the Company’s common stock present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of proxy items 2, 3 and 5. Proxy cards marked as abstentions on items 2, 3 and 5 will not be voted and will have the effect of a negative vote. The vote required to determine the frequency of advisory stockholder votes on executive compensation is a plurality of votes cast, which means that the frequency option that receives the most affirmative votes of all the votes cast is the one that will be deemed approved by the stockholders. Abstentions will not affect the outcome of this proposal (Item 4). Please note that a broker or other nominee will not be permitted to vote your shares on proxy items 1 (election of directors), 3 (approval of executive compensation), 4 (the frequency of executive compensation approval votes) or, 5 (the amendments to the Amended and Restated 2005 Incentive Plan) absent specific instructions from you.

Therefore, it is important that you follow the voting instructions on the form that you receive from your brokerage firm.

What if I participate in the ACCO Brands 401(k) plan?

We also are making this Proxy Statement available to and seeking voting instructions from participants in the ACCO Brands 401(k) plan who invest in the ACCO Brands Stock Fund or hold shares of our common stock under such plan. The trustees of the plan, as record holders of ACCO Brands common stock held in the plan, will vote whole shares attributable to you or your interest in the ACCO Brands Stock Fund in accordance with your directions given on your voting instruction card, by telephone or the Internet. If you hold shares of our common stock or invest in the ACCO Brands Stock Fund under the plan, please complete, sign and return your voting instruction card, or provide voting instructions by telephone or through the Internet as described on the voting instruction card prior to May 13, 2011. The voting instruction card will serve as instructions to the plan trustees to vote the whole shares attributable to your interest in the manner you indicate on the card.

ELECTION OF DIRECTORS

(Proxy Item 1)

Our Board of Directors currently consists of nine members. Our By-laws currently provide that the Board of Directors may consist of not less than eight nor more than eleven members. The Board of Directors, upon recommendation from the Corporate Governance and Nominating Committee, has selected all of the currently serving directors as nominees for election as a director at the 2011 Annual Meeting.

The Board of Directors proposes that each of the nine nominees named and described below, each of whom currently serve as directors, be elected for a one-year term expiring at the 2012 Annual Meeting and until his or her respective successor is duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for election.

The following paragraphs provide information as of the date of this proxy statement about each director-nominee. The information presented includes information about each director’s age, positions held, principal occupation and business experience for the past five years, the year first elected as a director of ACCO Brands and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented below includes details on each director-nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director in light of our business and structure. We also believe that all of our directors and director-nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have business acumen and an ability to exercise sound judgment and a commitment of service to ACCO Brands Corporation and its Board.

The Board of Directors recommends that you vote FOR the election of all the nominees.

Nominees. Each of the nominees below has consented to serve a one-year term if elected. If any of them should become unavailable to serve as a director (which is not currently expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Information about the number of shares of common stock beneficially owned by each director appears under the heading “Certain Information Regarding Security Holdings.” There are no family relationships among any of the directors and executive officers of ACCO Brands.

ROBERT J. KELLER, Chairman of the Board and Chief Executive Officer; Director since 2005

Mr. Keller, age 57, has served as Chairman and Chief Executive Officer since October, 2008, was Chairman in September and October of 2008, and served as Presiding Independent Director of the Board from May, 2008 until September, 2008. Previously, Mr. Keller served as President and Chief Executive Officer and as a director of APAC Customer Services, Inc. from March, 2004 until February, 2008. Mr. Keller served in various capacities at Office Depot, Inc. from February, 1998 through September, 2003, most recently as President, Business Services Group. We believe Mr. Keller’s qualifications to serve on our Board of Directors include his experience in and knowledge of the office products industry, as a public company director and as a business leader at a number of companies in several industries, including one of our principal customers, Office Depot, Inc., as well as his current role as Chief Executive Officer of the Company.

ROBERT H. JENKINS, Presiding Independent Director; Director since 2007

Mr. Jenkins, age 68, has served as Presiding Independent Director since September, 2008. Mr. Jenkins is retired. He served as Chairman, President and Chief Executive Officer of Sundstrand

Corporation from 1997 to 1999 and as its President and Chief Executive Officer from 1995 to 1997. Sundstrand is an aerospace and industrial company which merged with United Technologies Corporation in June, 1999, forming Hamilton Sundstrand Corporation. Mr. Jenkins is currently a director of AK Steel Holding Corporation and Clarcor, Inc. He formerly served as a director of Solutia, Inc. from 1997 to 2008. We believe Mr. Jenkins’ qualifications to serve on our Board of Directors include his prior experience as a chief executive officer of a publicly held major industrial firm, his service on other boards of directors of publicly held firms, his extensive corporate governance experience, much of which has been acquired in his role as lead director for AK Steel Holdings Corporation, and his business and operational experience at a number of companies in other industries. His board leadership has been and continues to be invaluable to the Company and the other directors.

GEORGE V. BAYLY, Director since 2005

Mr. Bayly, age 68, is a private investor. Since August, 2008 Mr. Bayly has served as principal of Whitehall Investors LLC, a consulting and venture capital firm. From September, 2006 to March, 2008 he served as Chairman and interim Chief Executive Officer of Altivity Packaging LLC. He served as interim Chief Executive Officer of U.S. Can Corporation from April, 2004 to January, 2005, and Chairman, President and Chief Executive Officer of Ivex Packaging Corporation, a specialty packaging company, until June, 2002. He was a director of General Binding Corporation (“GBC”) from 1998 until August, 2005. He currently is a director of Huhtämaki Oyj, TreeHouse Foods, Inc., and Graphic Packaging Holding Company. We believe Mr. Bayly’s qualifications to serve on our Board of Directors include his twelve years’ experience as a director of ACCO Brands and GBC and the resultant knowledge he has obtained of the office products industry, his prior experience as chief executive officer at publicly held companies, and his service on other boards of directors of publicly held firms. He also brings an invaluable global business perspective to the Board.

KATHLEEN S. DVORAK, Director since 2010

Ms. Dvorak, age 54, is Executive Vice President and Chief Financial Officer of Richardson Electronics, Ltd., a global provider of engineered solutions and distributor of electronic components serving the RF (radio frequency) and wireless communications, electron device, industrial power conversion and display systems markets. Previously, she had been Senior Vice President and Chief Financial Officer of United Stationers, Inc., an office products wholesaler and distributor, from 2001 until 2007. We believe Ms. Dvorak’s qualifications to serve on our Board of Directors include her extensive experience in the office products industry, including as a former officer of one of our principal customers, and her financial and accounting background and experience as a chief financial officer at two publicly held companies. The Board believes this experience is highly valuable in her service on the Board’s Audit Committee.

G. THOMAS HARGROVE, Director since 2005

Mr. Hargrove, age 71, is a private investor. Mr. Hargrove served as the non-executive Chairman of AGA Creative, a catalog creative agency, from 1999 until 2001, and as a director of General Binding Corporation from 2001 until August, 2005. Early in his career he held various financial management positions and has also served on the Investment Committee of the Washington State University Foundation. We believe Mr. Hargrove’s qualifications to serve on our Board of Directors include his ten years’ experience as a director and Chairman of the Audit Committee of ACCO Brands and GBC and the resultant knowledge he has obtained of the office products industry. Further enhancing his qualifications are his more than 30 years of operational and financial experience, primarily in the manufacturing and distribution of consumer products, which included serving as president of the At-A-Glance Group, a prominent office products company. The exposure to risk assessment obtained in both his service to

GBC’s Audit Committee and in his charitable service has been of great value in chairing the Board’s Audit Committee.

THOMAS KROEGER, Director since 2009

Mr. Kroeger, age 62, is President of Spencer Alexander Associates, which provides management consulting and executive recruiting services. Spencer Alexander Associates is affiliated with Howard & O’Brien Associates, a retained executive search firm. He is also a member of the Operating Council of Kirtland Capital Partners, a private equity firm. Previously, Mr. Kroeger has served as chief human resources officer for each of Invacare Corporation, Office Depot, Inc., and The Sherwin-Williams Company. In each of these positions he also was a member of the executive committee. We believe Mr. Kroeger’s qualifications to serve on our Board of Directors include his extensive background in talent management, which brings an important perspective to board discussions on human resource matters, as well as his prior experience in the office products industry.

MICHAEL NORKUS, Director since 2009

Mr. Norkus, age 64, is President of Alliance Consulting Group, a business strategy consulting firm. Prior to founding Alliance in 1986, Mr. Norkus was Vice President and Director of The Boston Consulting Group, where he served for 11 years. Mr. Norkus currently serves as a director of Genesee & Wyoming, Inc. and until February, 2011 served as a director of Overland Storage, Inc. since 2004. We believe Mr. Norkus’ qualifications to serve on our Board of Directors include his service as a director of other publicly held companies, his international business experience and his more than three decades of global business consulting experience in the disciplines of corporate strategy, marketing, and new product development.

SHEILA G. TALTON, Director since 2010

Ms. Talton, age 58, is Vice President, Office of Globalization, for Cisco Systems, Inc., a leading global manufacturer, supplier and servicer of Internet Protocol (IP)-based networking and other products related to the communication and information technology (“IT”) industry, and has held this position since 2008. From 2004 to 2008 she also held vice president positions in Cisco’s Advisory Services and China groups following a long career in the IT industry. Prior to joining Cisco Ms. Talton served in multiple roles at EDS including as President of their Business Process Innovation Global Consulting Practice. Previously, she was a Vice President in the Midwest Technology Practice for Cap Gemini Ernst & Young. In 1987, she founded Unisource Network Services, one of the first independent IT firms specializing in the integration of voice, data, and video communication platforms. We believe Ms. Talton’s qualifications to serve on our Board of Directors include her extensive global operations experience and her further experience as a successful business leader and entrepreneur in the IT industry. Ms. Talton also has extensive experience working on the boards of charitable organizations and is affiliated with several organizations that serve the needs of a diverse population. We believe these experiences will prove highly valuable given the global nature of our business and the importance of information technology in our operations.

NORMAN H. WESLEY, Director since 2005

Mr. Wesley, age 61, is retired. He served as Chairman of the Board of Fortune Brands, Inc., from December, 1999 until September, 2008, and Chief Executive Officer of Fortune Brands from December, 1999 until January, 2008. Mr. Wesley currently serves as a director of Fortune Brands, Inc. and Acuity Brands, Inc. He has formerly served as a director of R.R. Donnelley & Sons Company from 2001 to 2008 and Pactiv Corporation from 2001 to 2010 until its acquisition by Reynolds Group Holdings. We believe Mr. Wesley’s qualifications to serve on our Board of Directors include his extensive experience in the office products industry, including his experience as President of the Company’s predecessor while it was a wholly owned subsidiary of Fortune Brands, Inc., his prior experience as chief executive officer at a publicly held company, and his service on other boards of directors of publicly held firms.

During 2010, there were five meetings of the Board of Directors. Each director attended at least 75% of the total meetings of the Board of Directors and committees of the Board of Directors of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to ACCO Brands.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has adopted Corporate Governance Principles to address significant issues of corporate governance, such as Board composition and responsibilities, director compensation, and executive succession planning. The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation and Corporate Governance and Nominating Committees, must meet certain criteria for independence. Based on the New York Stock Exchange independence requirements, the Corporate Governance Principles (which are available on our website, www.accobrands.com) set forth certain guidelines to assist in determining director independence. Section A.3 of the Corporate Governance Principles states:

A director shall be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with ACCO Brands, either directly or as a partner, stockholder, director or officer of an organization that has a material relationship with ACCO Brands.

Under no circumstances shall any of the following persons be considered an independent director for purposes of this guideline:

(a) any current employee of ACCO Brands, its subsidiaries, or ACCO Brands’ independent auditors;

(b) any former employee of ACCO Brands or its subsidiaries until three years after the employment has ended;

(c) any person who (1) is a current partner or employee of the firm that is ACCO Brands’ internal or external auditor; (2) has been within the last three years or has an immediate family member that has been within the last three years a partner or employee of such firm and worked on ACCO Brands’ audit during that time; or (3) has an immediate family member who is currently or within the last three years has been an employee of such firm and participates in the audit, assurance, or tax compliance (but not tax planning) practice;

(d) any person who is employed as an executive officer by another company on whose compensation committee one of ACCO Brands’ executive officers serves or has served during the prior three years;

(e) any person who receives, or who in any twelve month period within the last three years has received, more than $120,000 per year in direct compensation from ACCO Brands, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service);

(f) any person who is an executive officer or an employee of a company that makes payments to, or receives payments from, ACCO Brands for property or services in an amount that exceeds, in any of the last three fiscal years, the greater of $1 million or 2% of the other company’s consolidated gross revenues; and

(g) any person who has an immediate family member (as defined by the New York Stock Exchange Listed Company Manual) who falls into one of the previous six categories.

Each member of the Board of Directors, other than Mr. Keller, has been determined by the Board to be independent as defined in the New York Stock Exchange Listed Company Manual and to meet the independence criteria set forth in ACCO Brands’ Corporate Governance Principles. All members of the Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee are independent.

Robert H. Jenkins currently serves as the Presiding Independent Director to preside at all executive sessions of the non-employee directors of the Board. Executive sessions of non-employee directors are held at every regularly scheduled meeting of the Board of Directors.

Stockholder Communication

The Board of Directors and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Chairman and Chief Executive Officer or the Office of the Corporate Secretary, 300 Tower Parkway, Lincolnshire, Illinois 60069. Stockholders and other interested parties who wish to communicate with the non-employee directors, any individual director or the Presiding Independent Director should direct their communication c/o the Office of the Corporate Secretary at the address above. The Secretary will forward any communications intended for the full Board, for the non-employee directors as a group, or for the Presiding Independent Director to Mr. Jenkins. Communications intended for an individual director will be forwarded directly to that director. If multiple communications are received on a similar topic, the Secretary may, in his discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Annual Meeting Attendance

We do not have a formal policy requiring members of the Board to attend stockholder annual meetings, although all directors are strongly encouraged to attend. All of the current directors attended the 2010 Annual Meeting.

Board Leadership Structure

ACCO Brands is led by Robert J. Keller, who has served as our Chairman and Chief Executive Officer since October, 2008. We believe having the Chief Executive Officer also serve as Chairman of the Board is in the Company’s best interests at this time and is appropriately balanced by the roles of the Presiding Independent Director and the Board’s principal committees as described below.

We believe that having a single leader for the Company in the combined role of Chairman and Chief Executive Officer is seen by our customers, business partners, investors and the other stakeholders as providing strong, unified leadership, notably through the difficult business environment experienced in 2009 and early 2010, as well as in our community and in our industry. As Mr. Keller is the director most familiar with the Company’s overall business and its short and long-term strategies, his service on and chairmanship of the Board allows for better communication of those strategies at the Board level, which fosters appropriate discussion that leads to further refining and definition of the Company’s strategies. Additionally, the combined Chairman and Chief Executive Officer role also allows Mr. Keller to serve as an effective link between the Board and management, and facilitates bringing to the Board’s attention key business issues and stakeholder interests as the Board fulfills its duties.

We also have a Presiding Independent Director who presides at meetings of all non-management directors in executive session. Typically, these meetings are held in conjunction with every Board meeting and in 2010 each Board meeting included a non-management director’s session. This allows directors to speak candidly on any matter of interest, without the Chairman and Chief Executive Officer or other managers present. Robert H. Jenkins has been the Board’s Presiding Independent Director since October, 2008. Mr. Jenkins works closely with Mr. Keller in establishing the agenda for each Board meeting and acts as a conduit for contact between Mr. Keller and the other Board members. The Presiding Independent Director, although not required to do so, also endeavors to attend all Board committee meetings.

Further, we view the independent members of our Board and the three standing Board committees as providing appropriate oversight and an effective balance to the combined Chairman and Chief Executive Officer role. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as most risk, legal and compliance matters. The Compensation Committee oversees the annual performance of our Chairman and Chief Executive Officer, as well as risk surrounding the Company’s compensation plans. The Corporate Governance and Nominating Committee monitors matters such as the composition of the Board and its committees, board performance and “best practices” in corporate governance. The Chairman and Chief Executive Officer does not serve on any of these committees and, as discussed in more detail in this proxy statement, the entire Board of Directors is actively involved in overseeing our risk management. We believe the independent composition of our principal Board committees, together with the Presiding Independent Director function, provides balanced leadership and consistent, effective oversight of our management and our company.

Risk Oversight

Our entire Board is actively involved in overseeing our risk management. Operational and strategic presentations by management to the Board include consideration of the challenges and risks to our business, and the Board and management actively engage in discussion on these topics. At least annually, the Board reviews management’s long term strategic plans and the risks associated with carrying out those plans. The report for that strategic review is compiled by senior management and approved by the Chief Executive Officer.

In addition, each of our Board committees considers risk within its area of responsibility. For instance, our Audit Committee oversees financial risk and reviews at least annually the risk factors enunciated in the Company’s periodic reports that are filed with the SEC. In addition, it discusses legal and compliance matters, and assess the adequacy of our risk-related internal controls. The Audit Committee also periodically requests management to address specific risk issues at its meetings. Likewise, the Compensation Committee considers risk and structures our executive compensation programs with an eye to providing incentives to appropriately reward executives for growth without undue risk taking. It also annually meets with the Company’s pension plan trust investment advisor to review the investment performance and associated risks with the Company’s U.S. pension plan trust. On an annual basis, the Corporate Governance and Nominating Committee reviews our Board committees’ structure to ensure appropriate oversight of risk.

Our Compensation Committee has reviewed and discussed with management the issues of risk as it relates to our compensation program and practices, and the Committee does not believe our compensation programs and practices encourage excessive or inappropriate risk-taking or are reasonably likely to have a material adverse effect on the Company for, at least, the following reasons:

—	We structure our pay to consist of both fixed and performance-based compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the Company’s stock price and financial performance so that executive compensation is not entirely performance based, which could encourage unnecessary or excessive risk taking. The performance-based (cash bonus and equity) portions of compensation are designed to reward both short and long-term corporate performance. For short-term performance, our cash bonus is awarded based on annual performance metrics and targets. For long-term performance our equity awards generally vest over a three year minimum period and only create more value for award recipients if our stock price increases over time. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

—	Our operating income and cash flow targets are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person’s position in the Company or their business unit. So, for example, a person in our most profitable business line is not encouraged to take more risk than someone in a less profitable business unit.

—	We cap our maximum cash bonus opportunity at two times target, which we believe also mitigates excessive risk taking. Even if the Company dramatically exceeds its operating targets, bonus payouts are limited. Conversely, we have a floor on the bonus target so that profitability below a certain level (as approved by the Compensation Committee) does not permit bonus payouts.

—	Our internal control over financial reporting includes controls over the measurement and calculation of earnings that are designed to mitigate the risk of manipulation by any employee, including our executives. In addition, our employees are encouraged to report up to the Company’s director of internal audit and general counsel through a confidential “whistle-blower” hot line in the event they become aware of any internal financial reporting irregularities.

—	The members of the Board’s Compensation Committee have extensive experience in executive compensation matters and they are counseled by an independent professional executive compensation consulting firm. Their approval is required before any new executive compensation plan can be amended or implemented. This precludes management’s ability to implement any high risk or excessive compensation program.

—	We recently adopted a clawback and recoupment policy applicable to all executive officers that is intended to further deter excessive or inappropriate risk taking.

Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and an Executive Committee.

Audit Committee

Members	The members of the Audit Committee are Messrs. Hargrove (Chairperson), Jenkins, Norkus and Mrs. Dvorak. Each member meets the independence standards set forth in our Corporate Governance

Principles and those set forth in the New York Stock
Exchange Listed Company Manual. In addition, each member
meets the independence standard under Rule 10A-3 under the
Securities Exchange Act of 1934 (the “Exchange Act”). Each
member has been determined by the Board of Directors to be
an “audit committee financial expert” as defined in
Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

Number of Meetings Last Year	Nine

Primary Functions	To assist our Board of Directors in overseeing (i) the integrity of our financial statements and the financial reporting process; (ii) our compliance with legal and regulatory requirements; (iii) the independence and qualifications of our external auditors; and (iv) the performance of our external and internal auditors. As part of their responsibility the Committee:

	1.	Retains a firm of independent auditors to audit our financial statements and approves the scope of the firm’s audit;

	2.	Approves the scope of audit work and reviews reports and recommendations of our independent auditors;

	3.	Approves the annual internal audit plan and reviews reports and updates on the results of internal audit work;

	4.	Pre-approves all audit and non-audit services provided by our independent auditors;

	5.	Assists the Board in overseeing the integrity of our financial statements and financial reporting process;

	6.	Monitors the independence and performance of our independent auditors and the performance of our internal auditors;

	7.	Discusses with management our earnings announcements, financial statements and quarterly and annual reports to be filed with the SEC;

	8.	Discusses with our independent auditors our annual and quarterly financial statements;

	9.	Reviews our policies regarding risk assessment and risk management; and

	10.	Establishes procedures for receiving and responding to concerns regarding accounting, internal accounting controls and auditing matters.

Compensation Committee

Members	The members of the Compensation Committee are Messrs. Wesley (Chairperson), Bayly, Kroeger and Ms. Talton. Each member meets the independence standards set forth in our Corporate Governance Principles and those set forth in the New York Stock Exchange Listed Company Manual.

Number of Meetings Last Year	Five

Primary Functions	To assure that our senior executives are compensated appropriately and in a manner consistent with competitive practices, performance and the requirements of the appropriate regulatory bodies. As part of this overall responsibility the Committee:

	1.	Administers our Amended and Restated 2005 Incentive Plan and exercises the authority of the Board relating to employee benefit plans;

	2.	Designates executive officers who may be granted stock options, performance awards and other stock-based awards;

	3.	Allocates the total amount of stock options, performance awards and other stock-based awards to be awarded to all other key employees and delegates to the CEO the authority to designate those key employees;

	4.	Reviews and recommends to the Board target compensation and goals for the chief executive officer and evaluates his or her performance in achieving established goals;

	5.	Sets salary and determines incentive compensation for our other executive officers;

	6.	Recommends terms and conditions of incentive compensation plans and equity-based plans for approval by the Board of Directors;

	7.	Monitors management’s succession planning processes for executive officers and assists the Board of Directors in establishing such processes for the CEO position.

	8.	Oversees risk management with respect to the Company’s compensation plans;

	9.	Retains any compensation consultants to assist in the evaluation of senior executive compensation and benefits; and

	10.	Oversees management’s administration of retirement and other benefit arrangements and plans, compensation agreements and severance plans and agreements for executive officers.

Corporate Governance and Nominating Committee

Members	The members of the Corporate Governance and Nominating Committee, Messrs. Norkus (Chairperson) and Kroeger, Mrs. Dvorak and Ms. Talton, all meet the independence standards set forth in our Corporate Governance Principles and those set forth in the New York Stock Exchange Listed Company Manual.

Number of Meetings Last Year	Four

Primary Functions

	1.	Develops and recommends a set of corporate governance principles designed to foster an effective corporate governance environment;

	2.	Reviews the charters, duties, powers and composition of Board committees and recommends changes;

	3.	Manages the performance review process of the Board, its committees and management;

	4.	Identifies and evaluates potential director candidates and recommends nominees for election or re-election as members of the Board of Directors;

	5.	Recommends independent directors for membership on the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, including their Chairpersons;

	6.	Recommends directors and executive officers for membership on other committees that may be established by the Board of Directors;

	7.	Recommends compensation arrangements for non-employee directors; and

	8.	Oversees management’s administration of non-employee director stock plans.

Executive Committee

Members	The members of the Executive Committee are Messrs. Keller (Chairperson), Jenkins and Wesley.

Number of Meetings Last Year	None

Primary Functions	Has all the power and authority of the full Board except for specific powers that by law must be exercised by the full Board.

Nomination Process and Criteria for Nominee Selection

The primary functions of the Corporate Governance and Nominating Committee and a list of the Committee members (all of whom have been determined by the Board to be independent as defined by the New York Stock Exchange independence standards) are provided above. The Corporate Governance and Nominating Committee establishes the process by which the Board of Directors exercises its fiduciary duties for overseeing the performance of ACCO Brands’ management for the benefit of its stockholders and the maximization of stockholder value. Specific duties and responsibilities of the Corporate Governance and Nominating Committee include defining director qualifications as well as criteria for director independence and the selection of director candidates to be recommended to the Board.

The Committee, when identifying and evaluating candidates, first determines whether there are any evolving needs of the Board that require an expert in a particular field to fill that need. The Committee then may retain a third-party search firm to locate and provide information on candidates that meet the needs of the Board at that time. The Committee chair and some or all of the members of the Committee will interview potential candidates that are deemed appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the standards set forth in ACCO Brands’ Corporate Governance Principles and as further described below, it will vote to recommend to the Board of Directors the nomination of the candidate.

The policy of the Corporate Governance and Nominating Committee is to consider director candidates recommended by stockholders if properly submitted to the Corporate Governance and Nominating Committee. Stockholders wishing to recommend persons for consideration by the Corporate Governance and Nominating Committee as nominees for election to the Board of Directors can do so by writing to the Office of the Secretary of ACCO Brands Corporation at 300 Tower Parkway, Lincolnshire, Illinois 60069. Recommendations must include the proposed nominee’s name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Corporate Governance and Nominating Committee will then consider the candidate and the candidate’s qualifications. The Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination. The Committee may then interview the candidate if the Committee deems the candidate to be appropriate. The Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Corporate Governance and Nominating Committee believes that it is necessary for our directors to possess many qualities and skills. The Committee believes that all directors must possess a considerable amount of business management and educational experience as well as meet the standards established by the Committee pursuant to ACCO Brands’ Corporate Governance Principles. In developing these standards, the Committee considers issues of judgment, diversity, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee’s nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified to serve ACCO Brands for the benefit of all of its stockholders, consistent with the standards established by the Committee under the ACCO Brands’ Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation

All current members of the Compensation Committee are considered independent under our Corporate Governance Principles. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the Board of Directors or compensation committee of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and executive officer of ACCO Brands who is subject to Section 16 of the Exchange Act is required to file with the SEC reports regarding their ownership and changes in beneficial ownership of our equity securities. Reports received by ACCO Brands indicate that all these directors and executive officers have filed all requisite reports with the SEC on a timely basis during or for 2010.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company’s Code of Business Conduct and Ethics, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal written policy which requires the Company’s Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors or executive officers had, has or will have a direct or indirect material interest. After its review the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. The Committee has also directed the Company’s General Counsel and internal audit department to review the Company’s compliance with this policy on at least an annual basis.

During 2010, the Company was not involved in any transaction of the type the Committee would need to review.

2010 DIRECTOR COMPENSATION

Cash Compensation. Each non-employee director of ACCO Brands is paid an annual fee of $60,000 for services as a director and receives an attendance fee of $1,500 for each meeting of the Board of Directors attended and for attendance at each meeting of a committee of the Board of Directors on which such director serves. Committee chairpersons receive additional annualized fees totaling $12,000 for each of the Audit and Compensation Committees and $6,000 for the Corporate Governance and Nominating Committee. In addition, the Presiding Independent Director is paid an annual fee of $20,000.

Insurance. Directors traveling on Company business are covered by our business travel accident insurance policy which generally covers all of our employees and directors.

Travel Expenses. We also reimburse our directors for travel and other related expenses incurred in connection with their service as a director.

Equity-based Compensation for Non-employee Directors. Each non-employee director typically receives a $70,000 annual restricted stock unit grant under the Amended and Restated 2005 Incentive Plan (“LTIP”). Non-employee directors appointed to the Board other than at an annual meeting receive a pro-rata portion of such amount based on the time between that date of appointment and the date of the next annual meeting. Under the terms of the LTIP and each individual director’s restricted stock unit award agreement, each restricted stock unit represents the right to receive one share of our common stock and is fully vested and non-forfeitable on the date of grant. The payment of all restricted stock units to non-employee directors are deferred under our Deferred Compensation Plan for Directors (the “Deferred Plan”), which provides that such awards are payable within 30 days after the conclusion of service as a director or immediately upon a change of control of ACCO Brands. Directors holding deferred restricted stock units are credited with additional restricted stock units based on the amount of any dividend that may be paid by ACCO Brands.

Upon filing a timely election, a director may also elect to defer the cash portion of his or her compensation under the Deferred Plan. In such an event the director can choose to have his deferral account credited in either or both of a phantom fixed income or phantom stock unit account. The phantom stock unit account would correspond to the value of, and the dividend rights associated with, an equivalent number of shares of ACCO Brands’ common stock. The balance in a phantom stock unit account, upon the conclusion of service as a director or upon a change in control, would be paid to the director in either a lump-sum cash distribution or a lump-sum distribution of shares of ACCO Brands’ common stock, as the director may elect. The balance in a phantom fixed income account, upon the conclusion of service as a director or upon a change in control, would be paid to the director in a lump-sum cash distribution. Our obligation to redeem a phantom account is unsecured and is subject to the claims of our general creditors. For 2010 Messrs. Hargrove and Jenkins elected to defer all of their cash compensation. As of December 31, 2010 Mr. Hargrove held a total of 33,235 phantom stock units having a total market value of $283,162 and Mr. Jenkins held a total of 16,094 phantom stock units having a total market value of $137,121 based on that day’s closing price on the New York Stock Exchange of $8.52.

The following table sets forth the amount of cash, equity and aggregate compensation paid to non-employee members of our Board of Directors in 2010:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total

George V. Bayly	$73,500	$70,000	$143,500
Kathleen S. Dvorak	63,000	70,000	133,000
Dr. Patricia O. Ewers(2)	19,500	—	19,500
G. Thomas Hargrove	96,000	70,000	166,000
Robert H. Jenkins	105,500	70,000	175,500
Thomas Kroeger	98,576	70,000	168,576
Michael Norkus	93,000	70,000	163,000
Sheila G. Talton	61,500	70,000	131,500
Norman H. Wesley	94,500	70,000	164,500

(1)	Represents the proportionate amount of the total grant date fair value of stock awards determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in Note 3 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.
(2)	Dr. Ewers’ service as a director ended on May 18, 2010.

The aggregate number of RSUs held by each non-employee director as of December 31, 2010 was as follows:

Director	Number of RSUs

George V. Bayly	24,772
Kathleen S. Dvorak	10,401
G. Thomas Hargrove	24,772
Robert H. Jenkins	20,689
Thomas Kroeger	12,811
Michael Norkus	12,811
Sheila G. Talton	10,401
Norman H. Wesley	24,772

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proxy Item 2)

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for 2011. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting (designated as Item 2):

“RESOLVED, that the appointment of KPMG LLP as the independent registered public accounting firm for this Company for the year 2011 is ratified.”

A member of KPMG LLP is expected to attend the Annual Meeting to make a statement if he or she desires, and will respond to appropriate questions that may be asked by stockholders.

The Board of Directors recommends that you vote FOR Item 2.

Independent Registered Public Accountants

The Company’s independent registered public accountant for the fiscal years ended December 31, 2009 and 2010 was KPMG LLP (“KPMG”). As previously disclosed the Audit Committee of the Board of Directors (the “Audit Committee”) of the Company conducted in the spring of 2009 a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The Audit Committee invited several firms to participate in this process, including PricewaterhouseCoopers LLP (“PWC”), the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2008 and December 31, 2007 (“Fiscal Years 2008 and 2007”). As a result of this process and following careful deliberation, on May 19, 2009, the Audit Committee dismissed PWC as its independent registered public accounting firm effective immediately and approved the engagement of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

With respect to PWC and its service as the Company’s independent registered public accounting firm during the Fiscal Years 2007 and 2008 as well as the period through May 19, 2009:

—	PWC’s reports on the Company’s consolidated financial statements for Fiscal Years 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

—	There were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PWC, would have caused them to make a reference to the subject matter of the disagreement(s) in connection with their reports.

—	There were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided PWC with a copy of the disclosures it made in the Current Report on Form 8-K (the “Report”) it filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2009 prior to the time the Report was filed. The Company requested that PWC furnish a letter addressed to the SEC stating whether or not it agreed with the statements made therein. A copy of such letter, dated May 21, 2009, is filed as Exhibit 16.1 to that Current Report on Form 8-K.

In deciding to engage KPMG, the Audit Committee reviewed auditor independence and existing commercial relationships with KPMG, and concluded that KPMG had no commercial relationship with the Company that would impair its independence. During Fiscal Years 2008 and 2007 and the subsequent interim period from January 1, 2009 through May 19, 2009, neither the Company nor anyone acting on behalf of the Company, consulted KPMG regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed of directors that are “independent” as defined under the New York Stock Exchange corporate governance listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at www.accobrands.com. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm for 2010, KPMG, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, the Company’s audited financial statements for the year ended December 31, 2010 and reports on the effectiveness of internal controls over financial reporting as of December 31, 2010 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the disclosures made in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered accounting firm their independence from the Company, including the matters in the letter provided to the Audit Committee by the independent registered public accounting firm regarding the firm’s communication with the Audit Committee concerning independence as required by the applicable requirements of the Public Company Accounting Oversight Board and has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their integrated audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Members of the Audit Committee

G. Thomas Hargrove (Chairperson)
Kathleen Dvorak
Robert H. Jenkins
Michael Norkus

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Audit and Non-Audit Fees

Our independent registered public accounting firm for the 2009 and 2010 fiscal years was KPMG. The following table summarizes the fees paid or payable by ACCO Brands to KPMG for services rendered during 2009 and 2010 respectively:

	2009	2010

Audit Fees	$2,779,000	$2,195,000
Audit-related fees	75,000	—
Tax fees	112,000	243,000
All other fees	68,000	54,000

Total	$3,034,000	$2,492,000

Audit fees include fees for the audit of our annual financial statements, the review of the effectiveness of the Company’s internal control over financial reporting, the review of our financial information included in our Form 10-Q quarterly reports filed with the SEC and services performed in connection with other statutory and regulatory filings or engagements. Fees for audit-related services were principally related to work in connection with the Company’s debt refinancing in 2009. The tax services provided during both 2009 and 2010 primarily included domestic and international tax compliance work, and tax planning. Other fees for 2010 were for payroll services reviews in Europe and acquisition due diligence procedures in Australia and New Zealand and for 2009 were for providing assistance to the Company in connection with a project to outsource various accounts payable and accounts receivable functions to a third party provider.

Approval of Audit and Non-Audit Services

All audit and non-audit services provided to the Company by KPMG were approved in advance by the Audit Committee. The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the registered public accounting firm’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above for services provided to ACCO Brands under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee pursuant to the Company’s pre-approval policies and procedures.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

The table below sets forth the beneficial ownership of ACCO Brands’ common stock as of March 1, 2011. The table sets forth the beneficial ownership by the following individuals or entities:

—	each person known to us that owns more than 5% of the outstanding shares of our common stock;

—	the Company’s executive officers;

—	our directors and nominees for directors; and

—	all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned, subject to applicable community property laws. As of March 1, 2011, 54,930,497 shares of ACCO Brands’ common stock were outstanding. In computing the number of shares of Company common stock beneficially owned by a person and the percentage ownership of that person, shares of Company common stock that are subject to employee stock options or stock settled appreciation rights (“SSARs”) held by that person that were exercisable on or within 60 days of March 1, 2011 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Name	Number of Shares		Number of Shares Subject to Options and SSARs(1)	Number of Shares Subject to RSUs(2)	Total	Percent

Wellington Management Company, LLP 75 State St. Boston, MA 02109	7,529,277	(3)	—	—	7,529,277	13.7%
Invesco Ltd. 1555 Peachtree St. NE Atlanta, GA 30309	6,118,208	(4)	—	—	6,118,208	11.1
Wells Fargo & Company 420 Montgomery St. San Francisco, CA 94163	6,067,577	(5)	—	—	6,067,577	11.0
FMR LLC 82 Devonshire St. Boston, MA 02109	3,920,000	(6)	—	—	3,920,000	7.5
JP Morgan Chase & Co. 270 Park Ave. New York, NY 10017	3,879,546	(7)	—	—	3,879,546	7.0
BlackRock, Inc. 40 East 52nd St New York, NY 10022	3,303,351	(8)	—	—	3,303,351	6.0
Rutabaga Capital Management 64 Broad St. Boston, MA 02109	2,850,128	(9)	—	—	2,850,128	5.2
George V. Bayly	20,000		—	24,772	44,772	*
Kathleen S. Dvorak	—		—	10,401	10,401	*
G. Thomas Hargrove	80,000		—	24,772	104,772	*
Robert H. Jenkins	12,000		—	20,689	32,689	*

	Beneficial Ownership
Name	Number of Shares		Number of Shares Subject to Options and SSARs(1)	Number of Shares Subject to RSUs(2)	Total	Percent

Robert J. Keller	50,000		286,666	11,962	348,628	*
Thomas Kroeger	—		—	12,811	12,811	*
Michael Norkus	52,000		—	12,811	64,811	*
Sheila Talton	—		—	10,401	10,401	*
Norman H. Wesley	29,671		—	24,772	54,443	*
Mark C. Anderson	—		45,533	—	45,533	*
Boris Elisman	5,999		208,277	3,500	217,776	*
Neal V. Fenwick	72,430	(10)	357,957	6,000	436,387	*
Christopher M. Franey	—		73,066	—	73,066	*
David L. Kaput	18,729	(11)	57,733	—	76,462	*
Thomas P. O’Neill, Jr.	33,987	(12)	70,933	2,000	106,920	*
Steven Rubin	52,900	(13)	119,267	3,000	175,167	*
Thomas H. Shortt	1,978	(14)	83,333	—	85,311	*
Thomas W. Tedford	—		—	—	—	*
All directors and executive officers as a group (18 persons)	429,694		1,302,765	167,891	1,900,350	3.5

*	Less than 1%
(1)	Indicates the number of shares of ACCO Brands common stock issuable upon the exercise of options or SSARs exercisable on or within 60 days of March 1, 2011.
(2)	Indicates the number of shares subject to vested restricted stock units (RSUs) and RSUs that vest within 60 days of March 1, 2011. For members of the Board of Directors these units represent the right to receive one share of the Company’s common stock upon cessation of service as a member of the Board of Directors or a change-in-control of the Company.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2011 by Wellington Management Company, LLP. Wellington Management Company, LLP does not have sole voting or dispositive power over any of the shares.
(4)	Based solely on a Schedule 13G/A filed with the SEC by Invesco Ltd. and affiliated persons on February 9, 2011. Invesco Ltd. has sole voting and dispositive power over all of the shares.
(5)	Based solely on a Schedule 13G/A filed with the SEC on January 20, 2011 by Wells Fargo & Company on its own behalf and on behalf of certain subsidiaries. Of these shares, Wells Fargo & Company has sole voting power over 6,462,828 shares and sole dispositive power over 6,444,068 shares.
(6)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2011, by FMR LLC and affiliated persons. FMR LLC has sole voting and dispositive power over all the shares.
(7)	Based solely on a Schedule 13G filed with the SEC on January 13, 2011. Of these shares, JP Morgan Chase & Co. has sole voting power over 3,625,424 shares and sole dispositive power over 3,868,405 shares.
(8)	Based solely on a Schedule 13G/A filed with the SEC on February 3, 2011 by BlackRock, Inc. which has sole voting and dispositive power over all of the shares.
(9)	Based solely on a Schedule 13G/A filed with the SEC on February 3, 2011. Of these shares, Rutabaga Capital Management has sole voting power over 2,308,528 shares and sole dispositive power over all of the shares.
(10)	Includes 430 shares owned by Mr. Fenwick’s wife and 1,000 shares held for the benefit of his children.
(11)	Includes 629 shares owned by Mr. Kaput through our 401(k) plan.
(12)	Includes 3,987 shares owned by Mr. O’Neill through our 401(k) plan.
(13)	Includes 1,044 shares owned by Mr. Rubin through our 401(k) plan.
(14)	All of these shares are owned by Mr. Shortt through our 401(k) plan.

EXECUTIVE OFFICERS OF ACCO BRANDS CORPORATION

Name and age	Title

Robert J. Keller, 57	Chairman and Chief Executive Officer
Boris Elisman, 48	President and Chief Operating Officer
Neal V. Fenwick, 49	Executive Vice President and Chief Financial Officer
Christopher M. Franey, 55	Executive Vice President; President, ACCO Brands International and President, Computer Products Group
Thomas H. Shortt, 43	Executive Vice President; President, Product Strategy and Development
Thomas W. Tedford, 40	Executive Vice President; President, ACCO Brands Americas
Mark C. Anderson, 49	Senior Vice President, Corporate Development
David L. Kaput, 51	Senior Vice President and Chief Human Resources Officer
Thomas P. O’Neill, Jr., 57	Senior Vice President, Finance and Accounting
Steven Rubin, 63	Senior Vice President, Secretary and General Counsel

All of the above-named officers have been actively engaged in the business of the Company and its predecessor as employees (or in the case of Mr. Rubin, as an employee of General Binding Corporation (“GBC”) prior to its merger with the predecessor of the Company in August 2005) for the past five years in the capacity indicated above or in a substantially similar capacity except:

—	Robert J. Keller, who has served in this position since October 22, 2008. Mr. Keller had previously been named the Company’s Chairman on September 18, 2008. He had been President and Chief Executive Officer of APAC Customer Services, Inc. from March, 2004 until February, 2008. Prior to that time Mr. Keller served in various capacities at Office Depot, Inc. from February, 1998 through September, 2003, most recently as President, Business Services Group;

—	Boris Elisman, who before being appointed to this position in December, 2010 was President, ACCO Brands Americas since December, 2008. Prior to that time he served as President of the Company’s Global Office Products Group since April, 2008 and President of the Company’s Computer Products Group since joining the Company in 2005. Prior to that time he held Vice President and General Manager positions in marketing and sales for the Hewlett-Packard Company from 2001 to 2004;

—	Christopher M. Franey, who before adding the responsibility for the Company’s International operations in July, 2010 has been serving as President of the Company’s Computer Products Groups since joining the Company in December, 2008. Prior to that time he had been a marketing and sales Vice President for Samsung Electronics Information Technology Division since 2006 and the President of ViewSonic Corporation, a global provider of visual display technology products since 2004;

—	Thomas H. Shortt, who before being appointed to this position in December, 2010 had been the Company’s Chief Strategy and Supply Chain officer since joining the Company in April, 2009. Prior to that time Mr. Shortt was a management consultant focusing on supply chain improvement since May 2008. From April 2004 until May 2008 he was a President of Unisource Worldwide, Inc., a North American distributor of commercial printing and business imaging papers, packaging systems, and facilities supplies and equipment;

—

Thomas W. Tedford, who before being appointed to this position in December, 2010 had been the Company’s Chief Marketing and Product Development officer since joining the Company in May, 2010. Prior to that time Mr. Tedford had been Group Vice President, Client Services since February, 2007 and Vice President, Healthcare and Media Sales since

May 2004, serving in those two positions for APAC Customer Services, Inc., a customer service outsourcing firm;

—	Mark C. Anderson, who before joining the Company in October, 2007 was the Director, Corporate Development for Pitney Bowes, Inc. since February, 2003 and a Vice President of Business Development for Pitney Bowes from August, 2001 to February, 2003; and

—	David L. Kaput, who before joining the Company in October, 2007 had been the Senior Vice President, Global HR Practices and Governance of SAP, AG since August, 2005 and Senior Vice President, Global Human Resources and Corporate Officer of SAP Global Marketing, Inc. from October, 2001 to August, 2005.

There is no family relationship between any of the above named officers. All officers are appointed for one-year terms by the Board of Directors or until such time each is re-appointed.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Fiscal 2010 was a significant year as the Company grew sales, expanded margins, improved profitability and positioned itself for further growth in 2011, all in the face of economic headwinds, rising commodity costs and the challenge of normalizing compensation. The Company’s achievement of its 2010 results was facilitated by management’s positioning of the Company during the economic downturn in fiscal 2009, which included cutting costs, temporarily drastically reducing compensation of all employees and simplifying the business structure, all while improving operational performance, strengthening customer relationships, gaining market share, investing in new product innovation and refinancing its long-term debt.

The following table sets forth an executive summary of the Company’s compensation programs for its named and other executive officers and how they were implemented in fiscal 2010:

Compensation Program/Element	General Description/Commentary	Fiscal 2010 Commentary

Annual Base Salary	In the aggregate, base salaries for our executive officers, including our named executive officers, are maintained near the median for executives in comparable positions at comparable companies and generally represent a minority of an executive officer’s total compensation.	After a nearly two-year salary freeze, and after taking significant base pay reductions in 2009, the Company increased base salaries by 5% for the Company’s CEO, the other executive officers and all U.S. based salaried employees in January 2010. Certain named executive officers received additional increases later in the year resulting from promotions and increased responsibilities.

Cash Incentive Compensation	The Company uses an approach of sharing profits with its stockholders in determining cash-incentive awards.	No awards were to be paid unless the Company achieved an EBITDA level of $164 million, a 9% increase over reported adjusted EBITDA for the 2009 fiscal year.

	No incentive payouts were made to the CEO or any of the named executive officers for either of the 2008 or 2009 fiscal years except for a $100,000 discretionary bonus paid to Mr. Franey for 2009 based on strong performance of the Company’s Computer Products Group.	The Company was able to fund a cash-incentive award pool with EBITDA in excess of $164 million.

Long-Term Incentives	The Company awards time-vested stock options, stock appreciation rights, restricted stock units and performance share units to its named and other executive officers.	The value of awards in fiscal 2010 were consistent with targeted compensation levels.

Compensation Program/Element	General Description/Commentary	Fiscal 2010 Commentary

	The full vesting period for these awards is a minimum of three years. Stock options and stock appreciation rights expire seven years from the grant date.	A portion of the 2010 award was cash-based because of a limited number of share-based units to award.

These awards represent a significant portion of an officer’s total compensation. When combined with target cash incentive payments more than 60% of each named executive officer’s compensation is “at risk.”

The value of awards in fiscal 2009 were well below targeted compensation levels.

Perquisites	The Company provides limited perquisites to executive officers which are principally legacy in nature.	In keeping with its commitment to stockholders in last year’s proxy statement, the Company no longer provides tax gross-ups on these perquisites.

Severance Benefits	The Company maintains an Executive Severance Plan in which all executive officers participate.	No changes to the Executive Severance Plan were made in 2010.

The benefits provided under this plan are consistent with market practice.

In a Change-in-Control situation, cash severance benefits are “double-trigger.”

Retirement Benefits	The Company provides a 401(k) retirement plan to all U.S. based employees, including our executive officers.	There were no changes to historical Company contribution levels to the retirement plans in fiscal 2010.

	Upon retirement, certain of the named executive officers will receive benefits under legacy defined benefit plans.	The Company’s U.S.-based employee defined benefit pension and supplemental retirement plans were frozen in March 2009 and no additional benefits will accrue to any plan participant unless otherwise determined by our Board of Directors.

Overview of the Compensation Program; Objectives of the Compensation Committee

The Compensation Committee (the “Committee”) has the responsibility for establishing, implementing and monitoring the compensation and benefit programs of the Company and ensuring adherence with the Company’s compensation objectives. The principal purpose of the Committee is to oversee an executive compensation program that aligns an executive’s interests with those of our stockholders by rewarding performance against established goals, with the ultimate objective of improving stockholder value. Further, the Committee seeks to structure its executive compensation arrangements so that the Company can attract and retain quality management leadership.

Among other things, the Committee:

—	approves the compensation levels for the Company’s executive officers including the officers named in the 2010 Summary Compensation Table (the “named executive officers”);

—	approves performance metrics and goals for and the long-term incentive awards to the Company’s executive officers under the Company’s Amended and Restated 2005 Incentive Plan (the “LTIP”);

—	makes a final determination with respect to annual performance measures, establishes individual incentive opportunities, and determines the actual awards, if any, under the cash award annual incentives portion of the LTIP (the “Annual Incentive Plan” or “AIP”);

—	assesses the competitiveness and effectiveness of the Company’s other executive compensation and benefit plans; and

—	periodically discusses with management the likelihood of any material adverse effect to the Company arising from the Company’s compensation policies, plans and practices.

Further, the Committee annually reviews and approves the target compensation and goals for the Chief Executive Officer (the “CEO”), evaluates, along with the other non-employee members of the Board of Directors, the CEO’s performance in light of these goals, and determines the CEO’s total cash and long-term incentive compensation program based on this evaluation. The actions of the Committee with respect to the CEO are then reported on and discussed with the non-employee members of the Board of Directors for final approval.

At the direction of the Committee and to assist it in its review and approval process, management prepares a presentation of total compensation, “tally sheets,” and other supporting data for the Committee’s use when considering and determining executive compensation matters. The tally sheets summarize each executive officer’s total compensation and provide information on the:

—	value of each component of current compensation, including benefits and any perquisites;

—	potential value of all equity-based long-term incentive awards held by the executive officer, both vested and unvested, at then-current market prices; and

—	the projected value of all payments and benefits that would be payable should the executive officer’s employment terminate under various scenarios such as retirement, voluntary termination, involuntary termination or following a change-in-control.

The tally sheets provide a succinct summary of all elements of each executive officer’s compensation so that the Committee can analyze the individual elements of compensation, the aggregate amount of projected and actual compensation and the impact of Company performance on the value of equity awards.

The Committee has retained Compensation Strategies, Inc. (“CSI”) as its consultant and advisor on executive officer and director compensation and benefit matters. During 2010, CSI provided guidance to the Committee on the executive compensation environment, assisted in updating and revising the Company’s peer group, conducted a proxy pay analysis and competitive compensation review of all executive officer positions and provided feedback and advice on selected Committee meeting topics, including recommendations and advice on compensation for all of the Company’s executive officers. During 2010, representatives of CSI attended three of the five Committee meetings. For the 2010 fiscal year, CSI was paid less than $120,000 in fees for the services it performed for the Committee. Management continues to use publicly available compensation and benefits survey data and information for making recommendations regarding executive officer compensation to the Committee. Management may retain other consultants to provide related competitive data and information to assist management in formulating such recommendations.

Our executive management can and does make recommendations to the Committee. These recommendations have historically focused on the Company’s broad-based compensation and benefit plans; award pools for long-term incentive grants; and compensation and benefits matters related to the Company’s executive officers. However, the Committee has final approval on all compensation actions, plans, and programs as they relate to executive officers. Our CEO, other members of our management team and the Committee’s outside advisors may be invited to attend all, or a portion of the Committee meetings. At these meetings, the Committee solicits the views of the CEO on compensation and benefits matters as they relate to him and the other executive officers. However, decisions relating to compensation and benefits matters for the CEO are made by the Committee with final approval by all of the non-employee directors, in each case without the CEO being present.

Design of the Compensation Program

The executive compensation program seeks to align an executive officer’s interests with those of our stockholders by rewarding performance against established goals at the corporate and, where appropriate, business unit and regional levels, as well as to attract, retain and motivate high-caliber talent and management leadership. In particular, our compensation program seeks to:

—	link management and stockholder interests by creating incentive awards and other opportunities that balance both short and long-term goals;

—	drive achievement of the Company’s business objectives and calibrate compensation to those achievements by delivering a mix of fixed and at-risk compensation; and

—	provide flexibility that enables the development and deployment of talent to support the current and future needs of the Company’s businesses worldwide.

As part of its analytical process in setting executive compensation, the Committee reviews the compensation of its executive officers in relation to compensation of executives at comparable companies. Historically, the peer group of comparable companies has consisted of companies with business to business sales models, and retailers and distributors in similar markets as the Company. In reviewing and establishing base salaries and annual and long term incentive programs during the first quarter of 2010, the peer group (the “Prior Peer Group”) consisted of the following companies:

Avery Dennison Corporation	Nashua Corporation
A.T. Cross Company	Newell Rubbermaid, Inc.
Herman Miller, Inc.	OfficeMax, Inc.
HNI Corporation	Pitney Bowes, Inc.
IKON Office Solutions, Inc.	SanDisk Corporation
Imation Corporation	Steelcase, Inc.
Knoll, Inc.	United Stationers, Inc.
Lexmark International, Inc.	Zebra Technologies Corporation
MeadWestvaco Corporation

While reviewing the composition of the Prior Peer Group at its meeting in February, 2010 the Committee requested that CSI also recommend the inclusion in the peer group of companies that the Company competes with for talent in certain geographic markets. As a result of that review, later in the year, CSI recommended and the Committee agreed to exclude IKON Office Solutions, Inc. and Nashua Corporation from the peer group as each had been recently acquired, and A.T. Cross Company due to its small size; and to increase the size of the peer group to include companies with whom the Company competes for either market share or talent in specific geographic locations. The new peer group is made up of the following companies:

Avery Dennison Corporation	Newell Rubbermaid Inc.
Alberto-Culver Company	OfficeMax, Inc.
Brunswick Corporation	Office Depot, Inc.
Cenveo, Inc.	Pitney Bowes, Inc.
Herman Miller, Inc.	Polycom, Inc.
HNI Corporation	SanDisk Corporation
Hospira, Inc	Steelcase, Inc.
Imation Corporation	Sybase, Inc
Knoll, Inc.	Synopsys, Inc.
Lexmark International Inc.	United Stationers Inc.
MeadWestvaco Corporation	Zebra Technologies Corporation

The Committee believes that linking pay and performance contributes to the creation of sustainable stockholder value. The Committee believes that, for the pay-and-performance link to be effective, high-performing, experienced individuals that have proven to be strong contributors to the Company’s performance, or have shown the potential to be strong contributors, should generally have total compensation that falls between the 50th and 75th percentiles of compensation paid to similarly situated executives of the companies comprising the peer group. The Committee will exercise discretion to vary these objectives in consideration of additional facts and circumstances, such as individual performance, experience level, future potential and specific job assignment of the executive, pay equity, market conditions and, as was the case in 2009 and 2010, the Company’s recent and anticipated future performance. In comparison to the newly revised peer group and based on data provided by CSI, the 2010 target total compensation for the Company’s executive officers as a group fell between the 40th to 50th percentile. This shortfall relative to the Committee’s general goals was principally due to a limited number of equity awards available under the LTIP which resulted in a lower level of target long-term compensation.

Executive Compensation Mix

Our executive compensation components are weighted toward performance-based incentives, encouraging the creation of sustainable stockholder value through the achievement of the Company’s long-term profitability and growth goals. The Committee has not pre-established any weightings for the various components of either cash or long-term compensation. However, a substantial portion of executive compensation is typically at risk and differentiated as follows:

Annual Compensation

—	Base salaries — fixed annual income that is typically reviewed and adjusted annually based on the Committee’s assessment of the individual’s performance, competitive market data and information as provided to the Committee

—	Annual incentives — performance-based cash compensation that is earned only upon achieving annual objectives established by the Committee and based on operating (business) plans prepared by senior management and approved by the Board of Directors during the first quarter of each fiscal year

Long-term Compensation

—	Long-term incentives — equity-based and/or cash-based incentives earned by achieving sustained long-term performance which would be expected to correlate into increasing stockholder value

Retirement Plans

—	Tax qualified defined contribution plans

Benefits and Perquisites

—	Employee health and welfare plans that are the same as offered to all other salaried U.S. based employees

—	Supplemental and executive life and long-term disability insurance

—	Certain limited executive perquisites which are principally legacy in nature

The Committee reviews the cash and long-term incentive compensation mix for executive officers at least annually to ensure alignment with the objectives of the Company’s compensation philosophy.

The following graphs illustrate the allocation of the principal compensation components for our named executive officers in 2010. The percentages reflect the amount of 2010 salary and targeted annual cash incentive compensation and the aggregate grant date fair value of LTIP awards granted in 2010. At least 62% of these compensation components were variable and at risk for the named executive officers, other than with respect to Mr. Keller, whose variable and at-risk compensation comprised 72% of his total 2010 compensation.

Elements of Compensation

Base Salaries

The Company uses base salaries to recognize individual experience, knowledge, job performance and skills. Competitive base salaries allow the Company to attract high-caliber management leadership and retain their on-going services by providing them with an appropriate level of financial certainty. Base salaries for executive officers are reviewed at least annually by the Committee and adjusted as deemed appropriate based on market conditions, promotions and the job performance of the individual. The Committee utilizes performance assessments by the CEO, considers Company or applicable business unit performance, and competitive market data and information as provided to the Committee by its compensation consultant and management to determine any adjustments to base salary. In determining any salary adjustment for the CEO and other executive officers, the Committee typically seeks to establish salary levels that are, in the aggregate, at or near the 50th percentile for comparable positions at companies within the relevant peer group and at levels consistent with its compensation philosophy. Consistent with this the Committee may exercise discretion in setting individual base salaries higher or lower in relation to this objective when it deems that individual performance, a promotion and/or other factors warrant such action.

During the extremely challenging period of mid-2008 through late-2009, the Company implemented some dramatic compensation and benefits decisions with the aim of preserving the Company’s liquidity and mitigating declining operating results. In addition to freezing pension benefit accruals and temporarily stopping Company 401(k) retirement plan contributions, each of the named executive officers took temporary base salary reductions, and the AIP program was suspended for the year. The Committee considered potential key executive retention issues resulting from these reductions in making these decisions; however, the Committee and management believed these actions were necessary in light of liquidity considerations and then-current economic and business conditions and considered the actions a better alternative to implementing extensive broad-based employee reductions-in-force. When business conditions and the Company’s liquidity improved in the second half of 2009 salaries were restored and Company contributions to the 401(k) plan were reinstated in the fourth quarter of the year. Further, and to partially compensate for the pay reductions, the Committee approved a 5% base salary increase for all U.S.-based employees, including Mr. Keller and the other named executive officers, effective January 1, 2010. This increase was intended to materially restore over a two-year period the pay reductions these employees and the named executive officers took in 2009. The Committee believed that following the 5% base salary increase, based on the competitive proxy pay analysis using the Prior Peer Group, the base salaries for Messrs. Keller, Elisman and Franey were below the 50th percentile, while the base salaries for Messrs. Fenwick and Shortt were between the 50th and 75th percentiles.

During 2010, Messrs. Elisman, Franey and Shortt were each promoted to new positions within the Company with greater responsibilities. Mr. Elisman was named President and Chief Operating Officer in December. Mr. Franey was named President of the Company’s International business in July in addition to his continuing role as President of the Computer Products Group. Mr. Shortt was promoted to the position of President, Product Strategy and Development, a global position in December. After reviewing competitive market data and a proxy pay analysis for their new positions, the Committee approved changes to their respective base salaries as follows:

Name	Base Salary on 1/1/2010	Effective Date of Increase	New Base Salary	% Change

Boris Elisman	$420,000	12/8/2010	$525,000	25.0
Christopher M. Franey	$336,008	7/20/2010	$410,000	22.0
Thomas H. Shortt	$393,750	1/10/2011	$410,000	4.1

Base Salary Actions in 2011

At its meeting in February, 2011 the Committee determined that, in light of their recent salary increases and except under special circumstances, it would not increase the base salaries for the three executive officers named above until early 2012 in connection with its annual merit review process. At the same meeting and as part of the merit review process for 2011 it approved salary increases for Messrs. Keller and Fenwick as follows:

Name	Base Salary on 1/1/2010	Effective Date of Increase	New Base Salary	% Change

Robert J. Keller	$756,000	4/4/2011	$786,000	4.0
Neal V. Fenwick	$437,500	4/4/2011	$450,000	3.3

Based on competitive market data and a proxy pay analysis, the Committee believes that Mr. Keller’s new base salary is below the 50th percentile, Mr. Fenwick’s new base salary is near the 75th percentile, and the new base salaries for each of Messrs. Elisman, Franey and Shortt are near the 50th percentile of the companies comprising the new peer group.

The following discussion contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of ACCO Brands’ compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Annual Incentives

We believe that annual cash-based incentives focus management on key operational performance objectives that, if achieved, can contribute to the creation of sustainable stockholder value. The Company’s annual cash-based incentive program (“AIP”) is designed to reward actual performance during the fiscal year against pre-established financial and operating goals the achievement of which are within the control and influence of management. Annual incentives are structured so that any awards are earned in line with performance, i.e., superior performance is rewarded with high cash bonuses and inferior performance results in no bonuses being awarded.

For the 2010 AIP, the Committee determined that the performance metric to be used to measure any award granted would be EBITDA as adjusted (earnings before interest, taxes, depreciation and amortization) for all executive officers. The Committee believes that EBITDA is a key measure of the Company’s ability to generate profits and positive cash flows. The threshold performance level for 2010 awards was set at $164 million, above actual 2009 EBITDA of $150 million and a level of earnings that the Committee considered to be representative of performing to the Company’s operating plan and budget for 2010.

In light of the global economic uncertainty that existed in 2010, management and the Committee implemented financial control mechanisms in the 2010 AIP structure to ensure that no plan incentives would be provided for unless performance exceeded the 2010 operating plan and budget. As an additional financial control mechanism, standard incentive targets were reduced by 50% for senior management, including the named executive officers, and by 25% for all other AIP participants thus further limiting the award opportunity absent superior performance as perceived by the Committee. However in order to ensure that outstanding performance would be appropriately rewarded, the maximum payout opportunity was not reduced. As structured by the Committee, incentives would begin to accrue through a self-funding approach whereby EBITDA in excess of $164 million would fund the incentives pool on a dollar-for-dollar basis. If EBITDA were to reach $190.2 million, a level that the Committee believed would allow the Company to pay AIP and 2010 LTIP incentives at the reduced target award levels, the incentive pool would then increase by fifty cents for each dollar of EBITDA earned until EBITDA reached approximately $217.9 million, the level of earnings that would be necessary to pay the AIP and 2010 LTIP incentives at a maximum award level.

The resulting annual incentive opportunities that were available for 2010 for the named executive officers are shown in the table below:

	Target AIP as % of Salary (100% of Target)		Maximum AIP as % of Salary (200% of Target)
Name	Standard	2010 Reduced	Standard

Robert J. Keller	100.0%	50.0%	200.0%
Boris Elisman	65.0	32.5	130.0
Neal V. Fenwick	65.0	32.5	130.0
Thomas H. Shortt	65.0	32.5	130.0
Christopher M. Franey	56.6	28.3	113.2

While reported EBITDA for the year was $164.0 million, actual EBITDA achievement, before accruals for funding incentive plans, was $174.7 million. Awards earned are shown in the following table. The awards earned were based on achievement of 57.4% of target EBITDA in excess of $164 million but paid out at 28.7% as a result of the 50% payout opportunity reduction.

Name	Target AIP Opportunity (reduced by 50%)	Actual AIP Award

Robert J. Keller	$377,723	$216,813
Boris Elisman	138,107	79,273
Neal V. Fenwick	141,515	81,230
Thomas H. Short	127,875	73,400
Christopher M. Franey	104,397	59,924

Annual Incentives for 2011

For the 2011 AIP, the Committee has again determined that the performance metric to be used to measure any award granted will be EBITDA for all executive officers. The Committee continues to believe that EBITDA is a key measure of the Company’s ability to generate profits and positive cash flows. The Committee also approved the following target award levels under the 2011 AIP in the event of plan target achievement of the established performance goal: Mr. Keller at 105% of base salary; Mr. Elisman at 80% of base salary; and, Messrs. Fenwick, Franey and Shortt at 65% of base salary. Unless the Committee otherwise acts these target percentages will not be reduced as they were for the year 2010.

Long-Term Incentives

We believe that long-term incentives must serve as a significant portion of an executive officer’s overall compensation package. Stock-based awards are provided to motivate executive officers and other eligible employee participants to focus their efforts on activities that will contribute to the creation of sustainable stockholder value over the long-term, thus aligning their interests with those of the Company’s stockholders. Long-term incentives are structured so that rewards are earned in line with performance-above-market rewards for superior performance and below-market or no rewards for inferior performance.

Currently, awards are granted under the LTIP. Pursuant to this plan, the Company may award to key employees, including all of the named executive officers, a variety of long-term incentives, including nonqualified stock options, incentive stock options, cash or stock-settled stock appreciation rights, restricted stock units, performance share units, and other stock-based incentives, as well as short and long-term cash incentive awards.

The Committee reviews the long-term incentive and equity award mix on an annual basis, consistent with both current and long-term Company goals as well as the current and projected level of shares of the Company’s common stock that would be available to issue under any granted awards. The award mix is constructed to provide executives with a long-term incentive opportunity that rewards successful financial and operational performance, aligns management and employees with stockholder interests, and provides a necessary retention element. Historically the Committee had used a combination of stock options, stock appreciation rights, restricted stock units (“RSU”) and performance share units (“PSU”) in creating the annual mix of equity awards granted to management, including the named executive officers. Consistent with its objective of rewarding executives for good performance the Committee, in determining annual equity awards, would prefer to provide a mix of approximately 50% PSUs, 25% RSUs and 25% stock options or stock-settled stock appreciation rights. However, in the recent past the Committee has deviated from this strategy because of the limited number of equity-based units available for future grant under the LTIP.

As a result of the limited availability of award units and so as to best focus management on improved performance in 2010, the Committee granted to the Company’s executive officers, long-term incentive awards in the form of three-year stock and cash-based performance awards for the 2010-2012 performance period. Forty-one percent (41%) of the grant value of this long-term award was comprised of PSUs with the balance comprised of a long-term cash award. No stock options or stock appreciation rights were granted during the year. Each calendar year of the three-year performance period has specific performance metrics and targets as determined annually by the Committee. This structure is intended to provide the Committee with greater flexibility to set meaningful performance metrics and/or targets in order to adapt to changing economic conditions as well as future changes in the Company’s strategic direction or financial and business needs. Participants have an opportunity in each year of the performance period to accrue from 50% to 150% of one-third of the value of the three-year long-term incentive award, based upon the level of achievement within a range of threshold to maximum performance targets. Cash and PSUs accrued each year vest upon completion of the third year of the performance period except as otherwise provided in the LTIP or applicable award agreements.

For 2010, the award opportunity under the PSU component was based on the achievement of a free cash flow target and the award opportunity under the cash-based component was based on the achievement of a revenue growth target. These metrics are independently calculated against their respective targets. In establishing these metrics, the Committee sought to focus management on profitability and cash flow generation believing that targeted performance will give the Company greater flexibility to either reduce its debt levels, invest in strategic product innovation or consummate product line or business acquisitions, all of which the Committee believes would benefit stockholder value.

For the 2010 long-term incentive grants, the Committee established target pay-out levels as a percentage of base salary for all executive officers, including each of the named executive officers. These levels are based on analysis of the compensation practices of the Prior Peer Group, internal equity considerations, and the intent to maintain a compensation package that is balanced toward variable compensation instead of base salary. The target levels for the three-year performance period as determined by the Committee for Mr. Keller are 160% of base salary, and 100% of base salary for Messrs. Elisman, Fenwick, Franey and Shortt. Because of the limited number of shares available for grants under the LTIP in 2010, Mr. Keller’s award was set at approximately 152% of base salary and at approximately 95% of respective base salaries for the other named executive officers. This contrasts starkly with 2009, when grants were at only 9% of target levels for each of the named executive officers. The table below shows the grants made to the named executive officers for the 2010 – 2012 performance period at target level opportunity. The market value of the Company’s common stock was $7.11 on the date the PSUs were granted.

	2010-2012 LTIP Grant
Name	Total Target Award Value	Target PSUs (Based on Free Cash Flow)	Target Cash (Based on Revenue Growth- %)
Robert J. Keller	$1,148,038	65,800	$680,200
Boris Elisman	236,800	22,900	236,800
Neal V. Fenwick	245,400	23,800	245,400
Thomas H. Shortt	221,800	21,500	221,800
Christopher M. Franey	188,900	18,400	188,900

In 2010, the named executive officers had the opportunity to earn up to one-third (1/3) their total target PSUs and total target cash award shown above if the Company achieved a minimum of $164.0 million reported EBITDA and its cash flow and revenue growth goals for the year. The Committee believed that using the minimum EBITDA trigger further focused management on growing revenues through profitable sales. The 2010 threshold, target and maximum free cash flow and revenue growth goals, along with actual performance achieved, are shown in the tables below.

	2010 Free Cash Flow
Name	Threshold $45 Million	Actual* $48.8 Million	Target $60 Million	Maximum $75 Million
Robert J. Keller	10,967	10,967	21,934	32,901
Boris Elisman	3,817	3,817	7,634	11,451
Neal V. Fenwick	3,967	3,967	7,934	11,901
Thomas H. Shortt	3,584	3,584	7,167	10,751
Christopher M. Franey	3,067	3,067	6,134	9,201

*	Reflects number of PSUs achieved in 2010 and accrued for payment at end of the 2010-2012 performance period.

	2010 Growth in Revenue Over 2009
Name	Threshold 0%	Actual* 1.95%	Target 2%	Maximum 4%
	($)	($)	($)	($)

Robert J. Keller	113,367	224,013	226,734	340,100
Boris Elisman	39,467	77,987	78,934	118,401
Neal V. Fenwick	40,900	80,818	81,800	122,700
Thomas H. Shortt	36,967	73,047	73,934	110,901
Christopher M. Franey	31,483	62,211	62,967	94,450

*	Reflects cash award achieved in 2010 and accrued for payment at end of the 2010-2012 performance period.

The Company achieved the $164 million EBITDA threshold requirement, which permitted the accrual of the PSU and cash-based component of the LTIP awards based on the two LTIP award metrics. After adjusting for the effect of currency fluctuations, revenues grew by 1.95% compared to 2009 levels. Reported free cash flow in 2010 was approximately $40 million; however the Committee exercised discretion in allowing certain net positive adjustments for unanticipated cash-consuming and -generating events totaling $8.8 million. In allowing the positive adjustments for free cash flow achievement, the Committee determined that PSUs should accrue at the minimum $45 million threshold level of achievement.

PSUs were granted in 2008 for the 2008-2010 three-year performance period. For this performance period, the Committee, working with CSI and management, established three-year cumulative revenue growth and three-year average after-tax return on assets as metrics to determine the level of achievement and potential award payout. The Committee approved this structure as it measured two primary drivers of stockholder value. As approved, the actual number of PSUs earned was made contingent upon the Company achieving threshold entry levels for both measures. The number of units granted was to be awarded as shares of the Company’s common stock at the 100% level, if the performance target was achieved. For the 2008-2010 performance period the Committee established targets of 3.0% cumulative revenue growth and average after-tax return on assets of 12.5%. If threshold performance was met, 75% of the number of units granted would be earned. If threshold performance was not met, awards would be forfeited. In determining any final awards, the Committee retained the discretion to make adjustments it deemed proper to either the pre-established targets or the final award level. The Committee believed at the time it granted the awards in 2008 that the performance targets it established were challenging but fair as they somewhat exceeded forecasted performance at the time. For the 2008-2010 performance period the threshold targets were not met and, as a result, all awards for that period have been forfeited.

Long-term Incentive Awards for 2011

At its meeting in February 2011, the Committee recommended to the Board that the Company submit a proposal to stockholders to amend and restate the LTIP to, among other things increase the number of shares available for equity grants under the plan by 5,265,000 shares. If this proposal is approved, the Committee intends to make awards to executive officers, including the named executive officers, on or about the date of the 2011 annual meeting. While retaining discretion to vary award sizes and mix based on circumstances that may arise between now and the actual grant date, the Committee intends to make an award valued at 160% of Mr. Keller’s base salary to him, and awards valued at 100% of base salary to Messrs. Elisman, Fenwick, Franey and Shortt. The composition of these awards as presently contemplated would be:

—	50% PSUs for the three-year performance period beginning January 1, 2011;
—	25% RSUs; and
—	25% Non-Qualified Stock Options

The performance metrics that will be used for the first year of the expected PSU award, as well as the second year of the 2010-2012 performance award, will again be free cash flow and revenue growth subject to achievement of a threshold level of EBITDA as to the free cash flow portion of the award. In the event that the stockholders do not approve the proposed amendments to the LTIP, the Committee will consider alternative structures for long-term awards for the 2011-2013 performance period.

Special RSU Award for Mr. Keller

Also at its February 2011 meeting, the Committee recommended, and on the following day the Board of Directors approved, granting Mr. Keller 500,000 RSUs. This is a retention award designed to retain Mr. Keller’s services through 2014 and further align his interests with those of the stockholders. The Committee believes that Mr. Keller’s actions during his tenure as Chairman and Chief Executive Officer have been critical to the Company’s survival and turnaround, and that continuing success of the Company requires continuity of his excellent leadership. The Board of Directors also has good reason to believe that the market for executive talent has become more competitive as the U.S. economy has improved, which has substantially increased the risk that executives of Mr. Keller’s caliber and experience will be actively recruited by other potential employers. Vesting of the award is conditioned upon Mr. Keller’s continued service with the Company. Subject to that provision, all of the RSUs will vest on January 2, 2015, or upon Mr. Keller’s death or disability or a change-in-control of the Company, if one of those events occurs before the scheduled vesting date. Unless otherwise determined by the Committee, Mr. Keller would forfeit all of the shares if he terminates his employment with the Company for any other reason before the vesting date. Mr. Keller has agreed to a 24-month non-solicitation and an 18-month non-compete period following the termination of his employment, and the Company has the right to recoup the value of the award if he violates either of these covenants. The RSUs may be settled in cash to the extent shares of the Company’s common stock are not available to settle the award.

Timing of Stock Option and SSAR Awards

All awards of Company stock options and SSARs under the LTIP are granted with exercise prices not less than the average of the high and low trading price of the Company’s stock on the New York Stock Exchange on the date of the award, or the next trading day if the awards are made on a day when the Exchange is closed. Annual awards of stock options or SSARs, to executive officers and other eligible management employees, if granted, are made at the Company’s regular meeting of the Board of Directors scheduled for the first quarter of the year, typically in the month of February, absent special circumstances. Off-cycle (non-annual) awards may be made if the CEO and the Committee deem it necessary for promoted employees, new hires, or in other circumstances. For off-cycle awards, the grant date will be the date the Committee approves any such award. We do not coordinate the timing of stock award grants with the release of material, non-public information.

Stock Ownership Guidelines/Hedging Policies

To further align the executive officers’ interests with those of stockholders, the Company has adopted share ownership guidelines which apply to all executive officers and have been approved by the Committee, as shown below:

Executive Title	Multiple of Base Salary

CEO	6X
CFO and Presidents	3X
Other Executives	2X

Stock counting towards ownership targets include shares held by the executive personally in both retirement and non-retirement accounts, shares beneficially owned through a trust, spouse and/or dependent child, unvested RSUs, and unvested PSUs at target when awarded. Executives are generally expected to achieve their respective ownership goals within five years of becoming an executive officer.

The Compensation Committee has the discretion to remedy any deficiency if ownership goals are not met on a timely basis. Remedies may include providing a portion of annual incentive awards in Company stock or similar actions. The Committee may also consider other factors, including general equity market conditions and the Company’s then-current stock price, when determining the need for any remedies.

Under our insider trading policy, our executives are prohibited from trading in the Company’s put, calls, options or similar securities or engaging in short sales of our stock. As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC is scheduled to issue rules later this year requiring disclosure in proxy materials of whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to monitor the SEC rulemaking and revise our insider trading policy as appropriate.

Retirement Benefits

In line with our overall compensation philosophy, the Company has historically aimed to provide competitive retirement benefits. This has been done by providing retirement benefits through a combination of both tax-qualified and nonqualified defined benefit plans and tax-qualified defined contribution plans. As part of the cost reduction actions taken by the Company in the first quarter of 2009, the Company froze all future benefit accruals under the ACCO Brands Corporation Pension Plan for Salaried and Certain Hourly Paid Employees (the “ACCO Pension”) and the Company’s 2008 Amended and Restated Supplemental Retirement Plan (the “SRP”). The SRP provided a supplemental benefit to recognize and account for certain employee earnings that exceeded the IRS maximum for a qualified plan. ACCO Pension and SRP participants, including the named executive officer participants, will retain any benefits accrued through March 6, 2009 when benefit accruals were suspended and frozen, but will not accrue any additional benefits after that date unless otherwise determined by the Committee and the Board of Directors. The amount of benefits provided by each plan and the pension formula applicable to the named executive officers are described in further detail under “Executive Compensation — Pension Benefits.”

In circumstances that the Committee has considered to be unique, and where it deemed such action to be in the Company’s best interests, it has in the past authorized the Company to enter into supplemental retirement agreements with certain of the Company’s named executive officers. No such agreements were entered into in 2010.

All of the Company’s named executive officers were participants in our tax-qualified 401(k) retirement savings plan during 2010. The Company’s matching contribution of 4.5% (100% match on the first 3% of an employee’s contributions and 50% match on the next 3% of employee contributions) to the 401(k) plan is a level that management and the Committee consider to be market competitive and apply to all plan-participating employees. The amount of benefits provided to the named executive officers in the form of 401(k) plan contributions are described in detail in the 2010 Summary Compensation Table.

Employee Benefits and Perquisites

The employee medical and welfare benefits provided to executive officers are offered through broad-based plans available to all employees. The Company strives to limit the use of perquisites as an element of compensation for executive officers, except in warranted special or unique circumstances such as the relocation of an executive officer. The attributed costs to the Company and a description of the personal benefits provided to the named executive officers are included in the “All Other Compensation” column of the 2010 Summary Compensation Table and related footnotes.

Tax Gross-Ups on Perquisites

In line with the Committee’s desire to limit the use of perquisites as an element of compensation for executive officers, in February, 2010 the Committee decided to eliminate income tax gross-ups for 2010 and subsequent years for imputed income on any executive perquisites not covered under a specific broad-based employee plan.

Employment and Severance Arrangements

The Company’s Executive Severance Plan is administered by the Committee and provides severance benefits to the Company’s executive officers and a limited number of other key executives in the event that their employment is terminated either involuntarily or voluntarily for “good reason.” Executives will receive enhanced benefits if a termination of employment follows a change-in-control of the Company. The change-in-control cash severance benefits are “double-triggered” meaning that both a change-in-control and an involuntary termination of employment or termination by the executive for “good reason” must occur to receive payment. Management recommends potential participants to the Committee for their consideration and final approval. All of the Company’s named executive officers currently participate in this plan. There are no individual employment contracts.

The Executive Severance Plan is intended to help the Company attract and retain executives in a talent marketplace where such employment protections are commonly offered. The benefits provided by the plan ease an executive’s transition due to an unexpected and involuntary employment termination due to changes in the Company’s employment needs. The Committee believes that the existence of a severance plan would help executives to focus on maximizing stockholder value, with less concern for personal financial stability, in the event of a change-in-control. Please refer to “Executive Compensation — Potential Payments and Benefits Upon Termination of Employment” and the related tables and footnotes for additional information concerning severance arrangements.

Clawback and Recoupment Policy

The Company has a policy allowing ACCO Brands to recoup or “clawback” compensation paid or payable to executive officers in the event of a financial restatement. Under the policy, executives who receive any incentive compensation are required to reimburse the Company in the event:

—	the amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws;

—	the Board of Directors determines that the executive engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused the need for a material restatement; and

—	a lower amount would have been paid to the executive based upon the restated results.

In such circumstances the Company will, to the extent practicable and permitted by governing law, seek to recover from the executive the amount by which the executive’s incentive payments exceeded the lower payment that would have been made based on the restated financial results.

The recently enacted Dodd-Frank Act requires companies to adopt a policy that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the Company will recover incentive compensation received by the executive prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules are adopted.

Tax and Accounting Implications

Tax Deductibility

Section 162(m) of the Code limits the allowable tax deduction that we may take for compensation paid to the CEO and certain other executive officers. We believe that compensation paid under our various incentive plans is generally fully deductible by the Company for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for the executive officers. While there is no certainty that all executive compensation will be fully deductible under Section 162(m), efforts will be made to maximize its deductibility. We believe that all AIP compensation earned by the Company’s executive officers was fully deductible for the year 2010.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of ACCO Brands Corporation oversees the compensation programs of the Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in this Proxy Statement, each of which has been filed with the SEC.

Members of the Compensation Committee:

Norman H. Wesley (Chairperson)
George V. Bayly
Thomas Kroeger
Sheila G. Talton

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

2010 Summary Compensation Table

The table below provides information regarding the total compensation paid or earned by each of Robert J. Keller, Chairman of the Board and Chief Executive Officer since being named the Chief Executive Officer on October 22, 2008; Neal V. Fenwick, Executive Vice President and Chief Financial Officer; and the Company’s three other most highly compensated executive officers, for the fiscal years ended December 31, 2010, and where applicable December 31, 2009 and 2008:

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non- Equity Incentive ($)(3)	Change in Pension ($)(4)	All Other Comp ($)(5)	Total ($)

Robert J. Keller	2010	755,446	—		467,838	—	897,013	—	35,353	2,155,650
Chairman of the Board and Chief Executive Officer	2009 2008	619,805 132,923	— —		— 274,540	68,250 86,100	— —	— —	20,592 9,227	708,647 672,772	(6)

Neal V. Fenwick	2010	435,431	—		169,218	—	326,630	236,214	34,626	1,202,119
Executive Vice President and Chief Financial Officer	2009 2008	363,095 397,507	— —		— 465,464	31,500 94,374	— —	1,444,000 —	26,949 34,417	1,865,544 991,762

Boris Elisman	2010	424,942	—		162,819	—	316,073	14,000	27,527	945,361
President and Chief Operating Officer	2009 2008	349,971 374,117	— —		— 458,492	31,500 94,374	— 144,733	18,000 9,000	18,974 25,217	418,445 1,105,933

Thomas H. Shortt	2010	393,462	—		152,865	—	295,200	—	32,676	874,203
Executive Vice President and President, Product Strategy and Development	2009	260,192	—		—	26,250	—	—	476,184	762,626

Christopher M. Franey	2010	367,920	—		130,824	—	248,824	—	57,040	804,608
Executive Vice President and President, ACCO Brands International and Computer Products Group	2009	290,107	176,500	(7)	—	21,000	—	—	122,298	609,905

(1)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value for the fiscal year ended December 31 for each year shown that is attributable to stock and option awards made under the Company’s Amended and Restated 2005 Incentive Plan as determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 3 to the Company’s audited financial statements for the fiscal year ended December 31 for each year shown included in the Company’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission.
(2)	The amounts in column (e) represent the grant date fair value of RSUs and of PSUs granted in 2008 and PSUs granted in 2010. These awards are described in more detail in the footnotes to the tables in “Grants of Plan-Based Awards” and the “Outstanding Equity Awards at Fiscal Year End “ following. The values of the PSUs shown in this table are the target payout levels, based on the probable outcome of the performance conditions, determined as of the grant date. The PSUs granted in 2008 have been cancelled because the Company did not meet the performance conditions. The maximum value of the PSUs granted in 2010 would equal 150% of the target. Mr. Keller’s maximum potential 2010 PSU value would be $701,757; for Messrs. Fenwick, Elisman, Shortt and Franey, the maximum potential 2010 PSU values would be $253,827, $244,229, $229,298 and $196,236 respectively.
(3)

For 2010 the amounts shown include the annual incentive award earned under the AIP by each of the named executive officers for the year and the target value of the cash portion of long-term awards granted in 2010 under the LTIP. The values shown in this table for the long-term cash awards are calculated at the target payout level, based on the probable outcome of the performance conditions, determined as of the grant date. The maximum potential value of the long-term cash awards would equal 150% of the target. For 2008 and 2009, amounts listed represent the amount of the AIP award earned, if any, by each named executive officer for each year shown. The following table shows the AIP earned for 2010 and the target and maximum earnings under the cash portion of long-term incentive awards made in 2010:

	AIP	Long-Term Cash Award
Name	2010 Award ($)	Target Value ($)	Maximum Value ($)

Mr. Keller	216,813	680,200	1,020,300
Mr. Fenwick	81,230	245,400	368,100
Mr. Elisman	79,273	236,800	355,200
Mr. Shortt	73,400	221,800	332,700
Mr. Franey	59,924	188,900	283,350

(4)	The amounts listed represent the aggregate change in actuarial present value during each year shown for the named executive officer’s accumulated benefit provided under the ACCO Pension, SRP and, as to Mr. Fenwick, the retirement agreements described under “Pension Benefits.” None of the named executive officers earned any preferential amounts on their accounts in the nonqualified deferred compensation plans of which they are a participant. Messrs. Keller, Shortt, and Franey were not eligible to participate in the ACCO Pension and SRP at the time both plans were frozen, as they did not meet the minimum service requirement of the plans. During 2009, the accumulated benefit for Mr. Fenwick increased due to an increase in the inflation rate, a decrease in the discount rate, and an increase in the foreign exchange rate used in the actuarial present value calculation, which caused the significant change for the year. Further details about these plans are detailed under “Pension Benefits” and “Nonqualified Deferred Compensation” below.
(5)	The following table provides details about each component of the “All Other Compensation” column in the 2010 Summary Compensation Table.

	Automobile Allowance	Company Contributions to Defined Contribution Plans (a)	Relocation Expense (b)	Miscellaneous Perquisites	Total

Mr. Keller	$15,996	$11,025	$ —	$8,332(c)	$35,353
Mr. Fenwick	13,992	11,025	—	9,609(d)	34,626
Mr. Elisman	13,992	11,025	—	2,510(c)	27,527
Mr. Shortt	13,992	11,025	5,809	1,850(c)	32,676
Mr. Franey	13,992	11,025	29,621	2,402(c)	57,040

(a)	The amounts represent the Company’s 2010 contribution to the tax-qualified 401(k) savings plan account for each of the named executive officers.
(b)	The amount shown includes expense for third-party relocation services and tax gross-ups of $4,566 paid to Mr. Short in 2010 for taxable relocation expenses we incurred on his behalf in 2009. For Mr. Franey, the amount includes Company incurred relocation expenses in 2010 and related income tax gross-ups of $17,895 paid to him for relocation expenses incurred on his behalf in both 2009 and 2010.
(c)	Represents the cost to the Company for premiums paid on excess Long-term Disability and Group Term Life Insurance.
(d)	Represents the costs to the Company of personal benefits and perquisites for Mr. Fenwick, including premiums paid on excess long-term disability and group term life insurance, income tax preparation fees, and personal travel for himself and family members.
(6)	Before becoming ACCO Brands Chairman and Chief Executive Officer, Mr. Keller served as a non-employee member of the Board of Directors. In that capacity in 2008, he received $99,982 in cash compensation and restricted stock units with a grant date value of $70,000 for that service. These amounts are included in the total reported for 2008 in this table.
(7)	This amount includes a $76,500 sign-on bonus paid in conjunction with Mr. Franey joining the company and a $100,000 discretionary bonus awarded and paid for the year 2009.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer under any of the Company’s incentive plans during the fiscal year ended December 31, 2010.

Name	Grant Date for Equity Based Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards				Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units#	All Other Option Awards: Number of Securities Under- lying Options #	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Thresh -old ($)	Target ($)		Maxi- mum ($)	Thresh -old (#)	Target (#)(3)	Maxi- mum (#)

Robert J. Keller	2/25/10	340,100	680,200	(1)	1,020,300	32,900	65,800	98,700	—	—	—	467,838
	2/25/10	0	377,723	(2)	1,510,892
Neal V. Fenwick	2/25/10	122,700	245,400	(1)	368,100	11,900	23,800	35,700	—	—	—	169,218
	2/25/10	0	141,515	(2)	566,060
Boris Elisman	2/25/10	118,400	236,800	(1)	355,200	11,450	22,900	34,350	—	—	—	162,819
	2/25/10	0	138,107	(2)	552,426
Thomas H. Shortt	2/25/10	110,900	221,800	(1)	332,700	10,750	21,500	32,250	—	—	—	152,865
	2/25/10	0	127,875	(2)	511,500
Christopher M. Franey	2/25/10	94,450	188,900	(1)	283,350	9,200	18,400	27,600	—	—	—	130,824
	2/25/10	0	104,397	(2)	417,588

(1)	Represents the target value of the cash portion of long-term incentive awards granted in 2010 to be earned based on achievement of performance metrics established by the Compensation Committee annually for each year of the 2010-2012 three-year performance period. These amounts are included in column (g) of the Summary Compensation Table and footnote 3 thereto. Any awards earned for each of the first two years are accrued and do not vest until completion of the three-year performance period. Based on the established 2010 performance metric of revenue growth over 2009, achieving 97.5% of targeted performance, the following amounts have been earned and forfeited by each of the named executive officers:

	Long Term Cash Award Attributable to 2010 Performance ($)
	Earned	Forfeited

Mr. Keller	224,013	2,721
Mr. Fenwick	80,818	982
Mr. Elisman	77,987	947
Mr. Shortt	73,047	887
Mr. Franey	62,211	756

(2)	The amounts shown were the potential AIP earnings for 2010 at threshold, target and maximum performance. The actual amounts of AIP awards for 2010 are included in column g of the Summary Compensation Table and footnote (3) thereto.
(3)	Represents the target number of PSUs granted in 2010 to be earned based on achievement of performance metrics established by the Board of Directors annually for each year of the 2010-2012 three-year performance period. Any awards earned for each of the first two years are accrued and do not vest until completion of the three-year performance period. Based on the established 2010 performance metric of free cash flow, which was earned at the threshold level of performance, the following table shows the number of PSUs earned, and the number of PSUs forfeited as a result of not meeting higher performance objectives, by each of the named executive officers:

	PSUs Attributable to 2010 Performance (#)
	Earned	Forfeited

Mr. Keller	10,967	10,967
Mr. Fenwick	3,967	3,967

	PSUs Attributable to 2010 Performance (#)
	Earned	Forfeited

Mr. Elisman	3,817	3,817
Mr. Shortt	3,584	3,584
Mr. Franey	3,067	3,067

(4)	Amounts represent the grant date fair value of each equity award granted in 2010 in accordance with FAS 123 (R).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised stock options and stock settled stock appreciation rights, restricted stock units that have not vested and equity incentive plan awards as of December 31, 2010 for each of the executive officers named in the 2010 Summary Compensation Table.

	Option and SSAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) or SSARs Exercisable	Number of Securities Underlying Unexercised Options (#) or SSARs Unexercisable(1)		Option or SSARs Exercise Price ($)	Option of SSARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)(10)

Robert J. Keller	108,333	216,667	(2)	0.81	2/25/2016	10,967	(3)	93,439	21,933	(8)	186,869
	70,000	35,000		2.59	11/7/2015	23,000	(4)	195,960	16,875	(9)	143,775
						15,000	(5)	127,800
Neal V. Fenwick	50,000	100,000	(2)	0.81	2/25/2016	3,967	(3)	33,799	7,933	(8)	67,589
	14,265	7,135		14.02	3/18/2015	11,000	(6)	93,720	11,100	(9)	94,572
	14,500	—		21.49	3/15/2014	6,000	(7)	51,120
	90,000	—		22.68	12/6/2012
	71,780	—		18.25	10/27/2014
	39,877	—		14.42	9/28/2013
	20,400	—		12.32	9/22/2012
Boris Elisman	50,000	100,000	(2)	0.81	2/25/2016	3,817	(3)	32,521	7,633	(8)	65,033
	14,267	7,133		14.02	4/6/2015	11,000	(6)	93,720	11,100	(9)	94,572
	7,000	—		21.49	3/15/2014	3,500	(7)	29,820
	40,000	—		22.68	12/6/2012
	39,877	—		19.59	11/28/2014
Thomas H. Shortt	41,667	83,333	(2)	1.09	3/31/2016	3,584	(3)	30,531	7,167	(8)	61,059
Christopher M. Franey	33,334	66,666	(2)	0.81	2/25/2016	3,067	(3)	26,131	6,133	(8)	52,253
	6,400	3,200		14.02	12/10/2015	4,530	(6)	32,978	4,970	(9)	42,344

(1)	Unless otherwise noted, stock option and stock-settled stock appreciation awards vest ratably over the first three anniversaries of their original grant dates. Stock options would accelerate and become immediately exercisable upon the death, disability or retirement of the named executive officer or upon a change-in-control. Stock-settled stock appreciation rights (“SSARs”) would accelerate and become immediately exercisable only upon death, disability or a change-in-control.
(2)	Award is in the form of SSARs.
(3)	Performance stock units that were earned based on 2010 performance and will vest and convert to an equal number of shares of the Company’s common stock on December 31, 2012 provided the named officer remains in the employ of the Company at that time. The vesting of these units could accelerate under the following circumstances:

Event	Result

Involuntary termination	Award would fully vest, provided that the termination occurs after June 30, 2012.

Event	Result

Retirement	Award would fully vest.

Death, Disability or Change-in-Control	Award would fully vest.

(4)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on November 7, 2012 provided Mr. Keller remains in the employ of the Company at that time. The vesting of these stock units could accelerate under the following circumstances and conditions:

Event	Result

Involuntary termination	Award would be prorated to date of separation.

Retirement	Award would be prorated to date of separation.

Death, Disability or Change-in-Control	The award would fully vest.

(5)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on November 7, 2011 provided Mr. Keller remains an employee of the Company at that time. The vesting of these stock units could accelerate as discussed in footnote (3) above.
(6)	Time vested restricted stock units that vest and convert into the right to receive an equal number of shares of the Company’s common stock on March 19, 2012 for Messrs. Fenwick and Elisman, and December 10, 2012 for Mr. Franey, provided the named executive officer remains an employee of the Company at that time. The vesting of these stock units could accelerate as discussed in footnote (3) above.
(7)	Time vested restricted stock units that vested and converted into the right to receive an equal number of shares of the Company’s common stock on March 16, 2011.
(8)	Represents the threshold number of units that can be earned under performance share units in each of 2011 and 2012. Any units earned will vest and convert to an equal number of shares of the Company’s common stock on December 31, 2012 provided the Named Executive Officer remains in the employ of the Company at that time. The vesting of these units could accelerate under the following circumstances:

Event	Result

Involuntary termination	Provided that the termination occurs after June 30, 2012, shares earned based on 2011 performance plus a pro-rated number of shares earned for 2012 performance would vest
Retirement	Any shares earned based on any completed performance period plus a prorated number of shares earned for performance in the year of retirement would vest.
Death or Disability	Any shares earned based on any completed performance period plus the target number of shares that could be earned for any remaining performance period that is incomplete or has not begun would vest.
Change-in-Control	Any shares earned based on any completed performance period plus the maximum number of shares that could be earned for any remaining performance period that is incomplete or has not begun would vest.

(9)	The threshold number of shares that could have been earned under performance stock units granted for the three-year performance period ending December 31, 2010. These awards were forfeited as performance requirements were not achieved for the relevant performance period.
(10)	Reflects the value as calculated based on the closing price of the Company’s common stock on December 31, 2010 of $8.52

2010 Option Exercises and Stock Vested

There were no exercises of stock options or stock settled stock appreciation rights by, or vesting of stock for, any of the named executive officers during the fiscal year ended December 31, 2010.

2011 Stock-Based Awards

After the end of fiscal year 2010 the Board of Directors granted the following stock-based award on February 24, 2011 to the following officer named in the Summary Compensation Table.

Award of Restricted Stock Units

Name	Restricted Stock Units (#) (1)

Robert J. Keller	500,000

(1)	Unless otherwise determined by the Board of Directors, the vesting of this award is conditioned upon Mr. Keller’s continued employment with the Company through January 2, 2015. The vesting of all or some of these units could accelerate upon Mr. Keller’s involuntary termination or retirement if determined by the Board of Directors. The award would fully vest upon Mr. Keller’s death, disability or upon a change-in-control. See “Elements of Compensation—Special RSU Award for Mr. Keller” under “Compensation Discussion and Analysis.”

PENSION BENEFITS

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)

Robert J. Keller	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—

Boris Elisman	ACCO Pension	5	50,000	—
	Supplemental Pension	5	47,000	—

Neal V. Fenwick	ACCO Europe Pension	22	3,384,898	—
	ACCO Pension	4	41,000	—
	Supplemental Pension	4	51,000	—
	Retirement Agreement	4	87,000	—

Thomas H. Shortt	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—

Christopher M. Franey	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—

(1)	Amounts reported above as the actuarial present value of accumulated benefits under the ACCO Pension and the Supplemental Pension are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption is 5.45% for both plans. The mortality table assumption for the ACCO Pension is the 2010 Static Table for Annuitants per section 1.430(h)(3)-1(e) of the Internal Revenue Code for healthy lives. The mortality table assumption for the Supplemental Pension is the same. Amounts reported above as the actuarial present value of accumulated benefit for Mr. Fenwick under the ACCO Europe Pension assumes an interest rate of 5.4%, an inflation rate of 3.25%, an exchange rate (as of December 31, 2010) of $ 1.5613 to One British Pound and utilizes the PCMA00 Base table with Year-of-Birth Medium Cohort improvements and a 1% floor. Amount reported as the actuarial present value of accumulated benefit for Mr. Fenwick under his retirement agreement is computed using the same U.S. mortality and interest assumptions as apply under his respective U.S. pension plans, above, net of the applicable offset for those other benefits provided under his retirement agreement.

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to the ACCO Pension, the Company’s 2008 Amended and Restated Supplemental Retirement Plan (“Supplemental Pension”), the ACCO Europe Pension Plan (“ACCO Europe Pension”), and the retirement agreement for Mr. Fenwick.

The ACCO Pension is a broad-based, tax-qualified defined benefit pension plan, which provides a monthly cash benefit upon retirement to eligible employees of the Company. In general, eligible employees include all salaried and certain hourly paid employees (regularly scheduled to work at least twenty hours per week) of the Company, except leased employees, independent contractors, certain collectively-bargained employees, and employees accruing benefits under an affiliated company foreign pension plan. Employees must complete one year of service to participate in the ACCO Pension and five years of service to vest in the benefit. The determination of benefits under the ACCO Pension is based upon years of credited service with the Company and its participating U.S. subsidiaries and the average of the highest five consecutive years of earnings within the last ten years of vesting service. “Eligible Earnings” include base pay and certain regularly occurring bonuses, but do not include amounts that have been deferred and, for years of credited service prior to 2002, annual bonuses. All benefit service and accruals for benefits under the ACCO Pension and the Supplemental Pension (described below) have been frozen as of March 6, 2009. As a result no additional benefits will accrue from that date for any of the named executive officers unless action is taken by the Board of Directors to reinstate any such benefits.

The Supplemental Pension is an unfunded nonqualified defined benefit pension plan which covers compensation and benefit amounts in excess of the Internal Revenue Code’s qualified plan limits in the ACCO Pension, and taking into account in determining benefits any compensation amounts deferred under the Company’s former deferred compensation plan. None of the named executive officers participated in that plan. Otherwise, the provisions of the Supplemental Pension are generally the same as those of the ACCO Pension. Participants in the Supplemental Pension may separately elect from the optional forms of payment of benefits available under the ACCO Pension other than a lump-sum. Certain other restrictions on payment apply to the Supplemental Pension, consistent with the requirements of Internal Revenue Code Section 409A.

Benefits under the ACCO Pension and Supplemental Pension are calculated in the following manner: A participant’s benefit for credited service accrued prior to January 1, 2002 equals the product of (A) his years of credited service multiplied by (B) the sum of (i) 0.75% of Eligible Earnings up to the participant’s applicable Social Security-covered compensation amount, plus (ii) 1.25% of the participant’s final Eligible Earnings in excess of the participant’s applicable Social Security-covered compensation amount (up to a maximum of thirty years). The participant’s benefit for credited service accrued since January 1, 2002 equals the product of (C) his years of credited service multiplied by (D) 1.25% of the participant’s final average Eligible Earnings, except that for years of credited service since January 1, 2007, the annual benefit accrual rate is 1.00% instead of 1.25%. As described above for the year 2009, Eligible Earnings and credited service will be determined as of March 6, 2009 unless subsequent action to reinstate benefit accruals is taken by the Compensation Committee of the Board of Directors. Participants are fully vested in benefits after five years of service, with no vesting prior to that date. None of the above named executives are entitled to additional credited service other than that which has been earned during their employment.

Several forms of benefit payments are available under the ACCO Pension and the Supplemental Pension. The Pension Plan offers a single life annuity option, 5 and 10-year period certain and life annuity options, 50%, 75% and 100% joint and contingent beneficiary options, and a social security benefit adjustment option. Minimum lump-sum distributions of benefits are available if less than or equal to $1,000. The payout option must be elected by the participant before benefit payments begin. Each option available under the Pension Plan is actuarially equivalent.

Normal retirement benefits commence at age 65. Under the ACCO Pension and Supplemental Pension, early retirement benefit payments are available in an actuarially reduced amount to participants upon attainment of age 55 and completion of at least five years of vesting service. The ACCO Pension and Supplemental Pension both recognize prior service with Fortune Brands, Inc. and other companies previously related to the Company, for periods before the spin-off of the Company on August 16, 2005, for vesting purposes.

Mr. Fenwick is also entitled to a pension benefit under the ACCO Europe Pension in which he participated until April 1, 2006. The ACCO Europe Pension is a broad-based, defined benefit pension plan which provides a benefit upon retirement to eligible employees of ACCO UK Limited and certain other European subsidiaries of the Company. Mr. Fenwick was eligible to participate in the ACCO Europe Pension Plan based on his prior European employment with the Company. Benefits are payable upon retirement at or after age 62 with twenty years of credited service, as a single life annuity, in an amount equal to two-thirds (2/3) of Mr. Fenwick’s final Pensionable Earnings while a participant in this plan. Pensionable Earnings are defined as Mr. Fenwick’s base salary for the preceding full year prior to April 1, 2006 together with the average annual bonus paid for the preceding three years. Benefits under this plan are based on the higher of (1) pensionable earnings for the full year immediately prior to April 1, 2006, or (2) the average of any three consecutive years of pensionable earnings in the last ten years prior thereto. Mr. Fenwick is fully vested in this benefit. He will be eligible for early retirement under this plan upon attainment of age 50.

Mr. Fenwick has entered into a retirement agreement with the Company that provides him a supplemental retirement benefit based on credit for his service prior to April 1, 2006 with predecessors of the Company and its then-affiliates while participating as an employee of the Company’s United Kingdom subsidiary. Under the retirement agreement, Mr. Fenwick is entitled to a supplemental nonqualified benefit upon retirement over and above what is provided them under the Company’s defined benefit pension plans. The benefit provided under the retirement agreements equals the excess of (i) a tentative benefit under the Company’s defined benefit pension plans, as described above, computed based on their combined service with the Company and its non-participating then-affiliates but applying the Company Pension accrual rate as in effect on January 1, 2007 (1.00% per year of service, as described above) over (ii) the sum of the actual benefit amounts due to the executive from such Company and then-affiliate pension plans in respect of his participation in such plans. In each case, the benefit is expressed as an unreduced single life annuity payable at an age 65 normal retirement age.

See also “Retirement Benefits” in the Compensation Discussion and Analysis section of this Proxy Statement for additional discussion of the Company’s defined benefit and other retirement plans.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE-IN-CONTROL

The Company does not have written employment agreements with any of its executive officers. Although the Company has entered into severance and change-in-control agreements with one executive officer, none of the named executive officers are covered by any such agreement. Executive officers, including the named executive officers, are covered by the Company’s Executive Severance Plan at December 31, 2010 and continue to be so covered as of the date of this Proxy Statement.

The Company’s Executive Severance Plan provides the named executive officers the following payments and benefits upon (i) an involuntary termination without “cause” and (ii) voluntary termination for “good reason” or involuntary termination without “cause” within 24 months after (and in certain circumstances preceding) a change-in-control:

—	Involuntary Termination: 24 months of base salary and two years of target bonus for the year of separation for Mr. Keller and 21 months of base salary plus one year of target bonus for each of the other named executive officers.

—	Change in Control Termination: 2.99 times base salary plus 2.99 times bonus for the year of separation for Mr. Keller and 2.25 times base salary plus 2.25 times bonus for the year of separation for each of the other named executive officers. The bonus amount is based on the greater of (i) a target bonus for the year of the named executive officer’s termination, or (ii) the bonus that would be paid using the Company’s most recent financial performance outlook report that is available as of the named executive officer’s termination date.

—	Outplacement services for an amount not to exceed $60,000 for Mr. Keller and $30,000 for each other named executive officer.

—	Gross-up payment for any “golden parachute” excise tax that may be payable by them under Section 4999 of the Internal Revenue Code, plus any income and employment taxes on the gross-up payment, with respect to the severance payments and other benefits due to them (whether under the Executive Severance Plan or otherwise), unless the amount of any “excess parachute payments” paid or payable by them does not exceed 330% of the executive’s “base pay” as determined pursuant to Section 280G of the Internal Revenue Code, in which case the gross-up payment is not paid and the severance and other golden parachute payments would be reduced so that no amount would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Internal Revenue Code; and

—	Any amounts payable under the Executive Severance Plan are reduced by amounts payable to a named executive officer under any other severance plan applicable to the executive or agreement that has been entered into between the Company and the executive.

Medical and other welfare benefits continue for the executive’s severance period on the same cost-sharing basis as if employment had not terminated. No severance or change-in-control payments would be made until the named executive officer executes a release waiving any and all claims the executive may have against the Company.

The following tables set forth for each named executive officer the estimated payments and other benefit amounts that would have been received by the named executive officer or his estate if his employment had terminated on December 31, 2010, under the following circumstances:

—	voluntary termination by the named executive officer;

—	termination by the Company for cause;

—	termination by the Company without cause; or,

—	following (or in certain circumstances preceding) a change-in-control, a termination by the Company without “cause” or by the executive for “good reason”; or termination as a result of death or disability.

In preparing the tables it is assumed that the named executive officer has no earned but unpaid salary or accrued and unused vacation benefits at the time of termination. In addition, the amounts do not include payments and benefits that are not enhanced by the termination of employment or a change-in-control, such as stock options that have vested and became exercisable prior to the assumed employment termination event.

Robert J. Keller

	Voluntary termination by executive	Termination by Company for cause(1)	Termination by Company without cause	Termination by the Company without cause or by the executive for “good reason” following a change in control		Death or Disability
	($)	($)	($)	($)		($)
Payments and Benefits Compensation:
Cash severance(2)	—	—	2,267,446	3,389,832		—
Annual incentive(2)	—	—	—	377,723		—
Benefits:
Continuation of benefits(3)	—	—	18,893	28,245		—
Outplacement services	—	—	60,000	60,000		—
Additional 401(k) Plan Contributions(4)			—	32,965		—
Long-Term Incentive Awards:
Value of Stock Options	—	—	—	1,878,053	(5)	1,878,053	(5)
Value of Restricted Stock Units(6)	—	—	196,658	323,760		323,760
Value of Performance Share Units and Long-Term Cash Awards(7)	—	—	383,400	2,436,324		1,624,216
Federal Excise Tax and Gross-up(8)	—	—	—	4,053,960		—

Total	—	—	2,926,397	12,580,862		3,826,029

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Board of Directors.
(2)	Assumes a base salary of $756,000; a 2010 target bonus of 50% of bonus eligible earnings, or $377,723; and amounts of cash severance are paid as a lump-sum.
(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.
(4)	Represents 2.99 x the maximum annual Company contribution to Mr. Keller’s account under the Company’s 401(k) Plan.
(5)	Reflects the excess of the fair market value as of December 31, 2010 of the underlying shares over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.
(6)	Reflects the fair market value as of December 31, 2010 of the shares underlying all unvested restricted stock units which vest in connection with the specified event.
(7)	Reflects unvested long-term cash incentives and the fair market value as of December 31, 2010 of the shares underlying unvested performance share units which would vest in connection with the specified event.
(8)	Upon a change-in-control of the Company, Mr. Keller may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

Neal V. Fenwick

	Voluntary termination by executive	Termination by Company for cause(1)	Termination by Company without cause	Termination by the Company without cause or by the executive for “good reason” following a change in control		Death or Disability
	($)	($)	($)	($)		($)
Payments and Benefits Compensation:
Cash severance(2)	—	—	904,078	1,298,846		—
Annual incentive(2)	—	—	—	141,515		—
Benefits:
Continuation of benefits(3)	—	—	18,308	23,539		—
Outplacement services	—	—	30,000	30,000		—
Additional 401(k) Plan Contributions(4)	—	—	—	24,806		—
Pension enhancement(5)	—	—	—	118,000		—
Long-Term Incentive Awards:
Value of Stock Options	—	—	—	771,000	(6)	771,000	(6)
Value of Restricted Stock Units(7)	—	—	113,946	144,840		144,840
Value of Performance Share Units and Long-Term Cash Awards(8)	—	—	189,144	955,980		637,320
Reduction due to the effect of modified gross-up provision(9)	—	—	—	178,468		—

Total	—	—	1,255,476	3,330,059		1,553,160

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Board of Directors.
(2)	Assumes a base salary of $435,750; an annual target bonus of 32.5% of bonus eligible earnings, or $141,515; and amounts of cash severance are paid as a lump-sum.
(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.
(4)	Represents 2.25 x the maximum annual Company contribution to Mr. Fenwick’s account under the Company’s 401(k) Plan.
(5)	Represents the additional benefit, payable under the SERP, computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption is 4.2%. The mortality table assumption is the 2010 Static Table for Annuitants per section 1.430(h)(3)-1(e) of the Internal Revenue Code for healthy lives.
(6)	Reflects the excess of the fair market value as of December 31, 2010 of the underlying shares over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.
(7)	Reflects the fair market value as of December 31, 2010 of the shares underlying all unvested restricted stock units which vest in connection with the specified event.
(8)	Reflects unvested long-term cash incentives and the fair market value as of December 31, 2010 of the shares underlying unvested performance share units which would vest in connection with the specified event.

(9)	Upon a change-in-control of the Company, Mr. Fenwick’s severance benefit may be reduced by as much as 10% if that reduction will result in his not being subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

Boris Elisman

	Voluntary termination by executive	Termination by Company for cause(1)	Termination by Company without cause	Termination by the Company without cause or by the executive for “good reason” following a change in control		Death or Disability
	($)	($)	($)	($)		($)
Payments and Benefits Compensation:
Cash severance(2)	—	—	1,056,857	1,491,990		—
Annual incentive(2)	—	—	—	138,107		—
Benefits:
Continuation of benefits(3)	—	—	20,802	26,745		—
Outplacement services	—	—	30,000	30,000		—
Additional 401(k) Plan Contributions(4)	—	—	—	24,806		—
Pension enhancement(5)	—	—	—	113,000		—
Long-Term Incentive Awards:
Value of Stock Options	—	—	—	771,000	(6)	771,000	(6)
Value of Restricted Stock Units(7)	—	—	69,155	123,540		123,540
Value of Performance Share Units and Long-Term Cash Awards(8)	—	—	189,144	931,578		621,052
Federal Excise Tax and Gross-up(9)	—	—	—	1,544,587		—

Total	—	—	1,365,957	5,195,352		1,515,592

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.
(2)	Assumes a base salary of $525,000; an annual target bonus of 32.5% of bonus eligible earnings, or $138,107; and amounts of cash severance are paid as a lump-sum.
(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.
(4)	Represents 2.25 x the maximum annual Company contribution to Mr. Elisman’s account under the Company’s 401(k) Plan.
(5)	Represents the additional benefit, payable under the SERP, computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption is 4.2%. The mortality table assumption is the 2010 Static Table for Annuitants per section 1.430(h)(3)-1(e) of the Internal Revenue Code for healthy lives.
(6)	Reflects the excess of the fair market value as of December 31, 2010 of the underlying shares over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.
(7)	Reflects the fair market value as of December 31, 2010 of the shares underlying all unvested restricted stock units which vest in connection with the specified event.

(8)	Reflects unvested long-term cash incentives and the fair market value as of December 31, 2010 of the shares underlying unvested performance share units which would vest in connection with the specified event.
(9)	Upon a change-in-control of the Company, Mr. Elisman may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

Thomas H. Shortt

	Voluntary termination by executive	Termination by Company for cause(1)	Termination by Company without cause	Termination by the Company without cause or by the executive for “good reason” following a change in control		Death or Disability
	($)	($)	($)	($)		($)
Payments and Benefits Compensation:
Cash severance(2)	—	—	816,938	1,173,656		—
Annual incentive(2)	—	—	—	127,875		—
Benefits:
Continuation of benefits(3)	—	—	—	—		—
Outplacement services	—	—	30,000	30,000		—
Additional 401(k) Plan Contributions(4)	—	—	—	24,806		—
Long-Term Incentive Awards:
Value of Stock Options	—	—	—	619,172	(5)	619,172	(5)
Value of Performance Share Units and Long-Term Cash Awards(6)	—	—	—	607,470		404,980
Federal Excise Tax and Gross-up(7)	—	—	—	1,041,598		—

Total	—	—	846,938	3,624,578		1,024,152

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.
(2)	Assumes a base salary of $393,750; a 2010 target bonus of 32.5% of bonus eligible earnings, or $127,875; and amounts of cash severance are paid as a lump-sum.
(3)	Mr. Shortt did not elect to participate in the Company’s welfare benefit plans in 2010, and would not be eligible for those benefits upon termination of his employment.
(4)	Represents 2.25 x the maximum annual Company contribution to Mr. Shortt’s account under the Company’s 401(k) Plan.
(5)	Reflects the excess of the fair market value as of December 31, 2010 of the underlying shares over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.
(6)	Reflects unvested long-term cash incentives and the fair market value as of December 31, 2010 of the shares underlying unvested performance share units which would vest in connection with the specified event.
(7)	Upon a change-in-control of the Company, Mr. Shortt may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

Christopher M. Franey

	Voluntary termination by executive	Termination by Company for cause(1)	Termination by Company without cause	Termination by the Company without cause or by the executive for “good reason” following a change in control		Death or Disability
	($)	($)	($)	($)		($)
Payments and Benefits Compensation:
Cash severance(2)	—	—	821,897	1,157,393		—
Annual incentive(2)	—	—	—	104,397		—
Benefits:
Continuation of benefits(3)	—	—	15,234	19,586		—
Outplacement services	—	—	30,000	30,000		—
Additional 401(k) Plan Contributions(4)	—	—	—	24,806		—
Long-Term Incentive Awards:
Value of Stock Options	—	—	—	514,003	(5)	514,003	(5)
Value of Restricted Stock Units(6)	—	—	20,632	38,596		38,596
Value of Performance Share Units and Long-Term Cash Awards(7)	—	—	84,689	645,535		430,357
Federal Excise Tax and Gross-up(8)	—	—	—	1,314,590		—

Total	—	—	972,451	3,848,907		982,956

(1)	Any cash severance payments made in connection with a termination for cause would be at the discretion of the Compensation Committee.
(2)	Assumes a base salary of $410,000; a 2010 target bonus of 28.3% of bonus eligible earnings, or $104,397; and amounts of cash severance are paid as a lump-sum.
(3)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the executive’s benefit during the severance period.
(4)	Represents 2.25 x the maximum annual Company contribution to Mr. Franey’s account under the Company’s 401(k) Plan.
(5)	Reflects the excess of the fair market value as of December 31, 2010 of the underlying shares over the exercise price of all unvested options and SSARs, the vesting of which accelerates in connection with the specified event.
(6)	Reflects the fair market value as of December 31, 2010 of the shares underlying all unvested restricted stock units which vest in connection with the specified event.
(7)	Reflects unvested long-term cash incentives and the fair market value as of December 31, 2010 of the shares underlying unvested performance share units which would vest in connection with the specified event.
(8)	Upon a change-in-control of the Company, Mr. Franey may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as discussed above.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proxy Item 3)

We are providing our stockholders with an opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers. The proposal, commonly known as a “Say-on-Pay” proposal, is designed to give you as a stockholder the opportunity to endorse or not endorse compensation paid to our named executive officers through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, including in the Compensation Discussion and Analysis, the compensation tables and other related disclosures contained therein.”

Fiscal 2010 was a significant year for ACCO Brands as the Company grew sales, expanded margins, improved profitability and positioned itself for further growth in 2011, all in the face of economic headwinds, rising commodity costs and the challenge of normalizing compensation. The Company’s achievement of these results was facilitated by management’s positioning of the Company during the economic downturn in fiscal 2009, which included cutting costs, temporarily drastically reducing compensation of all employees and simplifying the business structure, all while improving operational performance, strengthening customer relationships, gaining market share and investing in new product innovation and refinancing the business.

As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate highly skilled executive officers, directly link pay to our performance, and build sustainable value for our stockholders. When you cast your vote, we urge you to consider the description of our executive compensation program contained herein, including in the Compensation Discussion and Analysis and the accompanying tables and related narrative disclosure, as well as the following factors:

—	Compensation decisions for our Chief Executive Officer and other named executive officers are made by a committee of independent directors.

—	We promote a pay for performance culture that ties executive compensation to our ability to achieve important strategic financial and operating objectives which are approved by the Board of Directors. For example in fiscal 2010, 100% of equity awards were performance based.

—	A significant portion of each named executive officer’s compensation is at-risk. For example, 50% of performance share units tied to 2010 results did not accrue due to non-attainment of a stated performance goal.

—	Our Board recently adopted a clawback policy that will allow the Company to seek recovery of certain incentive-based compensation from our executive officers in the event of a material accounting restatement resulting from misconduct.

—	Our executive officers do not have employment agreements.

—	Our executive severance plan requires termination of employment in connection with a change-in-control before cash severance compensation is triggered.

—	We have never re-priced or replaced underwater stock options.

—	Our Compensation Committee has reviewed the results of management’s evaluation of our compensation programs and practices and agreed with their findings that the risks were within our ability to effectively monitor and manage and were not reasonably likely to have a material adverse effect on us.

—	Our executives are required to acquire ownership of a number of shares of our common stock to further align their interests and actions with the interest of our stockholders.

Because your vote is advisory, it will not be binding upon us or our Board, nor will it overrule any compensation decision of the Board or Compensation Committee. However, our Compensation Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote FOR approval of Item 3.

ADVISORY VOTE ON FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE

COMPENSATION

(Proxy Item 4)

Recently enacted rules also require us to provide our stockholders with an opportunity to indicate, on a nonbinding advisory basis, how frequently they believe we should seek an advisory vote on the compensation of our named executive officers, such as Item 3 above. By voting on this Item 4, stockholders may indicate whether they would prefer an advisory vote on named executive officers’ compensation once every one, two or three years (or you may abstain from voting).

After careful consideration of this Item, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for ACCO Brands at this time, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussion with, ACCO Brands’ stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for ACCO Brands, and we look forward to hearing from such stockholders on this Item.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the Company’s stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s Proxy Statement should be every year, every two years, or every three years.”

The option of one year, two years or three years that receives the most votes cast by stockholders will be deemed to be the preferred frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or ACCO Brands in any way, the Board may decide that it is in the best interests of the Company’s stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the preferred frequency selected by the stockholders.

The Board of Directors recommends a vote for 1 Year on Item 4 on the accompanying proxy or voting instruction card for the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation disclosure pursuant to the rules of the Securities and Exchange Commission.

PROPOSAL TO APPROVE THE 2011 AMENDED AND RESTATED ACCO BRANDS

CORPORATION INCENTIVE PLAN

(Proxy Item 5)

At the Annual Meeting, we will be submitting to stockholders a proposal to approve the 2011 Amended and Restated ACCO Brands Corporation Incentive Plan (the “Restated Plan”). The Restated Plan is an amendment and restatement of the Amended and Restated ACCO Brands Corporation 2005 Incentive Plan, as amended (the “2005 Plan”), which was approved by our stockholders at our 2006 annual meeting of stockholders, and subsequently amended at our 2008 and 2010 annual meetings of stockholders. On February 24, 2011, our Board of Directors adopted a resolution to adopt and approve the Restated Plan, subject to stockholder approval, based upon a recommendation of the Compensation Committee of the Board of Directors (the “Committee”) and management. The principal changes to the 2005 Plan that are reflected in the Restated Plan include:

—	reserving a maximum of 5,265,000 shares of common stock for issuance under the Restated Plan, which represents a 5,265,000 share increase from the aggregate number of shares reserved for issuance under the 2005 Plan as no shares reserved under the 2005 Plan remain available for awards;

—	providing that shares issued pursuant to awards under the Restated Plan that are not options or stock appreciation rights (“SARs”) (such awards other than options and SARs are referred to as “full value awards”) will reduce the maximum number of shares available for issuance under the Restated Plan on the basis of 1.58 shares for each share issued under such full value awards;

—	eliminating the ability to treat shares that are surrendered or withheld to pay withholding taxes on an award or to pay the exercise price of an option as additional shares available for future issuance under the Restated Plan;

—	reducing the maximum term of any option or SAR award that may be granted under the Amended Plan from ten years to seven years;

—	establishing a three-year default vesting provision with respect to options and SARs, with the ability of the Committee to provide for other vesting requirements than such default provisions on an award-by-award basis continuing under the Restated Plan;

—	eliminating or modifying certain default accelerated vesting provisions upon death, disability, retirement and other employment termination events, with the ability of the Committee to establish or change such provisions on an award-by-award basis continuing under the Restated Plan;

—	increasing the share ownership threshold of the Company’s common stock to trigger a change-in-control for Restated Plan purposes to 30% from 20%;

—	providing more flexibility to the Committee with respect to employees that can participate in the Restated Plan; and

—	providing for various technical and administrative changes, including to ensure continued compliance with Section 409A of the Internal Revenue Code of 1968, as amended (the “Code”).

In addition, stockholder approval of the Restated Plan is necessary so that performance-based awards made to “covered employees” under the Restated Plan may be tax deductible as performance-based compensation under U.S. federal income tax law. Under Section 162(m) of the Code, compensation in excess of $1 million recognized by our Chief Executive Officer and certain other executive officers that is not performance-based compensation is not deductible by ACCO Brands. However, performance-based compensation is fully deductible if the plan under which such compensation is awarded is approved by the stockholders and certain other requirements are met.

Approval of the Restated Plan requires the affirmative vote of a majority in voting power of the shares of common stock of ACCO Brands represented in person or by proxy at the meeting and entitled to vote.

The following description of the Restated Plan sets forth the material terms of the Restated Plan; however, it does not purport to be complete and is qualified in its entirety by reference to the terms of the Restated Plan, which is included with this proxy statement as Appendix A.

The Board of Directors recommends that you vote FOR Item 5, the proposal to approve the Restated Plan.

Description of the Restated Plan

Purpose

The purpose of the Restated Plan is to aid ACCO Brands and its subsidiaries in achieving superior long-term performance through attracting, retaining and motivating the best available key employees and non-employee directors. The Restated Plan seeks to achieve this purpose by providing incentives linked to value creation for stockholders and achievement of certain long-term strategic and financial goals.

Administration

The Restated Plan will be administered by the Committee, which is composed entirely of non-employee directors who meet the criteria of “outside director” under Section 162(m) of the Code, “non-employee director” under the rules adopted under Section 16 of the Securities Exchange Act of 1934, and “independent director” under the rules of the New York Stock Exchange. The Committee has the power and authority to construe and interpret the Restated Plan, select the individuals who will receive awards from among the eligible participants, and determine the form of those awards, the number of shares or dollar targets of the awards, and all terms and conditions of the awards, except that awards granted to non-employee directors are granted and administered by the full Board of Directors. The Committee has the power to delegate to an officer of ACCO Brands the right to designate key employees (other than the delegate or officers of ACCO Brands) to receive awards, provided that the maximum aggregate number and terms and conditions of such awards will be determined by the Committee. The Committee may approve and certify the level of satisfaction of any performance targets established in connection with awards under the Restated Plan as may be required under Section 162(m) of the Code.

Eligibility

Any ACCO Brands employee, including officers, selected by the Committee (a “key employee”) as well as non-employee directors of ACCO Brands are eligible to receive awards under the Restated Plan. Approximately 180 persons are eligible to participate in the Restated Plan as of March 2, 2011.

Award Forms

Under the Restated Plan, the Committee may grant incentive stock options (except to non-employee directors) that meet the criteria of Section 422 of the Code, and non-qualified stock options, which are not intended to qualify as incentive stock options. Both types of stock option awards will be exercisable for shares of common stock of ACCO Brands. The Committee also may grant SARs, either in tandem with stock options or on a stand-alone basis, payable in cash or in common stock of ACCO Brands. The Committee also may grant restricted stock, restricted stock units (“RSUs”), performance stock, performance share units (“PSUs”) and other performance-based awards, and other cash- and stock-based awards.

Awards (other than awards of options, SARs or certain annual incentive awards) that are outstanding on a dividend record date for our common stock may, in the discretion of the Committee, accrue (a) dividends in the case of restricted stock awards, performance share awards and other stock-based awards or (b) dividend equivalents in the case of RSUs, PSUs and all other awards in an amount equal to the dividends or other distributions that would have been paid on the shares covered by such award had the covered shares been issued and outstanding on the dividend record date.

Maximum Stock Award Levels

The maximum number of shares available for awards under the Restated Plan is 5,265,000 shares of our common stock. No shares authorized under the 2005 Plan prior to the effective date of the Restated Plan remain available for awards. As of March 2, 2011, there were outstanding awards under the 2005 Plan covering 5,763,375 shares (assuming target level of achievement with respect to outstanding equity-based performance awards). Awards made under the Amended Plan will reduce the number of shares thereafter available for awards on the basis of (i) one share for each share issued under an option or SAR and (ii) 1.58 shares for each such share issued as a full value award.

Any shares of common stock covered by an award that are not issued or are cancelled because the award is forfeited or cancelled (for example, for a failure to vest) will again be available for award and will not be considered as having been made subject to award. Any shares surrendered or withheld as payment of all or a portion of the exercise price of any option, or delivered or withheld in satisfaction of withholding taxes with respect to any award, will not be again available for award under the Restated Plan. An exercised or settled SAR will reduce the shares available under the Restated Plan by the total number of shares to which the exercise or settlement relates, not just the net amount of shares actually issued upon exercise or settlement. Shares not issued upon exercise or settlement of an SAR will not again be available for award under the Restated Plan.

Awards settled solely in cash will not reduce the number of shares available for issuance under the Restated Plan. Any shares under an option that are cancelled upon exercise of an SAR (for an SAR issued in tandem with an option) when settled wholly or partially in shares will, to the extent of such settlement in shares, be treated as if the option itself had been exercised, and the shares received in settlement of the SAR will no longer be available for award.

The following additional limits apply to awards to be made under the Restated Plan:

—	not more than 500,000 shares of common stock may be made subject to options and not more than 500,000 shares may be made subject to SARs annually to any key employee who is or is expected to be a “covered employee” under Section 162(m) of the Code;

—	not more than 750,000 shares of common stock may be made subject to restricted stock or RSU awards annually to any key employee; and

—	no performance award may be granted during any performance period to any key employee having an aggregate maximum dollar value in excess of $10,000,000 or an aggregate maximum amount of common stock in excess of 500,000 shares.

The number of shares reserved for issuance under the Restated Plan and the limitations described above may be adjusted by the events described in “Adjustments” and “Change in Control” below.

Stock Options

Stock option awards may be either incentive stock options or non-qualified stock options. Options will expire no later than the seventh anniversary of the date of grant. The exercise price of stock options may not be less than the fair market value of a share of our common stock on the date of grant. The Committee may establish vesting or performance requirements which must be met prior to the exercise of the stock options. Unless otherwise determined by the Committee, the period of required employment of a key employee for an award of options is three years, during which period one-third of the option will vest on each of the first, second and third anniversaries of the date of grant. The Committee may not reprice options except as may be permitted in connection with an event described under “Adjustments” and “Change in Control” below.

Stock Appreciation Rights

The Committee may grant stock appreciation rights, or SARs, independently of any stock option or in tandem with all or any part of a stock option granted under the Restated Plan. SARs will expire no later than the seventh anniversary of the date of grant, and the exercise price of an SAR may not be less than the fair market value of a share of our common stock on the date of grant. Generally, upon exercise, a SAR entitles a participant to receive (in cash, shares of common stock or a combination thereof as determined by the Committee) the excess of the fair market value of a share of common stock on the date the SAR was exercised over the exercise price per SAR relating to a share of common stock and fixed on the date the SAR is granted. Unless otherwise determined by the Committee, the period of required employment of a key employee for an award of SARs is three years, during which period one-third of the SAR will vest on each of the first, second and third anniversaries of the date of grant. The Committee may not reprice SARs except as may be permitted in connection with an event described under “Adjustments” and “Change in Control” below.

Restricted Stock and Restricted Stock Unit Awards

The Committee may grant shares of restricted stock that are subject to forfeiture, restrictions and other terms and conditions as established by the Committee. With respect to an award of restricted stock, the Committee will establish a “restriction period” during which time the restricted stock award is subject to forfeiture by the participant if, for example, the participant’s employment or service terminates. During the restriction period, restricted stock awarded will be registered in the participant’s name and held in book-entry form subject to our instructions. During this restriction period, the participant would generally be entitled to vote the shares and, at the Committee’s discretion, may accrue dividends on these shares.

Under the Restated Plan, the Committee also may grant RSUs, which represent the right to receive payment in shares of common stock, in cash (valued at the fair market value of the number of shares of common stock specified in such RSU award on the date the award becomes payable), or in part cash and part common stock. Such right to future payment is subject to forfeiture during or at the end of an established restriction period and other restrictions, terms and conditions as may be determined by the Committee. During this restriction period, the participant may, at the Committee’s discretion, earn dividend-equivalents on these RSUs.

Awards of restricted stock and RSUs must vest over a minimum three-year period, except for shares comprising approximately 5% of the shares available for awards under the Restated Plan at the time of the award, which may have a shorter restriction period as determined at the discretion of the Committee.

Performance Awards

The Committee also may grant performance awards under the Restated Plan. A performance award is a grant of a right to receive cash, shares of common stock or a combination thereof, contingent on the achievement of performance or other objectives during a specified period of not less than one year. Performance awards may consist of performance stock as well as PSUs, which entitle a participant to receive shares or an amount in cash based on the fair market value of our common stock, in each case subject to the attainment of performance objectives and other terms and conditions as the Committee may determine.

Section 162(m) of the Code requires that performance awards be based upon objective performance measures in order to be deductible if they and other non-performance-based compensation paid to a “covered employee,” which includes our chief executive officer and certain of our other executive officers, in any year exceeds $1 million. The Committee may designate whether any such award being granted to any participant is intended to be “performance-based compensation” as that term is used in Section 162(m). Any such awards designated as intended to be “performance-based compensation” will be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m). The performance measures that may be used by the Committee under the Restated Plan for such awards can be based on strategic, financial, net asset or share price performance goals, including any one or more of the following, as selected by the Committee:

—	revenues	—	return on capital employed
—	operating income	—	return on total capital
—	operating company contribution	—	economic profit
—	cash flow	—	working capital efficiency
—	cash flow from operations	—	cost reductions
—	earnings before one or more of interest, taxes, depreciation and amortization	—	improvement in cost of goods sold
—	income from continuing operations	—	inventory sales ratio
—	net asset turnover	—	earnings or revenue growth
—	net income	—	gross margin
—	earnings per share	—	total return to stockholders

—	earnings per share from continuing operations	—	cost reductions
—	operating margin	—	economic value added – or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital)
—	return on equity, assets, net assets or net tangible assets
—	return on invested capital	—	leverage ratio

Performance objectives must include a minimum performance standard below which no payment is made and a maximum performance level above which no further amount of payment is made. Performance measures may vary from participant to participant and between groups of participants. The Committee may adjust the performance measurement and objectives to take into account the effects of extraordinary or unusual items, events or circumstances, provided that no adjustment results in an increase in the compensation of any affected participant that is a “covered employee” under Section 162(m) of the Code for the applicable year. The Committee also may modify the performance measures and thereby reduce the amount payable to a participant at its discretion. The list of performance measures noted above is contained in Section 8(a) of the Restated Plan attached as Annex A to this proxy statement and incorporated herein.

Other Stock-based Awards and Cash-based Awards

The Committee may grant other awards under the Restated Plan pursuant to which shares of common stock are or may in the future be acquired, or awards denominated in stock units payable in shares of common stock, including awards valued using measures other than the fair market value of our common stock consistent with the purposes of the Restated Plan. The Committee also may grant cash-based awards to participants in such amounts and upon such terms, including the satisfaction of specific performance objectives as the Committee may determine. Each cash-based award must specify a payment amount or payment range, to the extent earned or otherwise payable, as determined by the Committee.

Annual Incentive Awards

The Committee may designate key employees to be eligible to receive an annual incentive award, payable in cash, common stock or a combination of cash and common stock, which may be earned and payable based on the satisfaction of performance objectives designated by the Committee in such award. The Committee may establish an incentive pool to be allocable, to the extent earned, among participating key employees. Annual incentive awards may include such other terms and conditions as the Committee determines; provided that any annual award to an employee who is or is expected to be a “covered employee,” which includes our chief executive officer and certain other of our executive officers, under Section 162(m) of the Code must be subject to performance criteria described above for performance awards. No “covered employee” may receive an annual incentive award under the Restated Plan in excess of the lesser of (i) 50% of any incentive pool established by the Committee and (ii) $3,000,000, and such annual awards to “covered employees” will be subject to other terms and conditions as the Committee determines necessary to satisfy Section 162(m) of the Code. The Committee, at its discretion, may reduce amounts otherwise earned or payable under any incentive pool or individual award.

Participant Termination Provisions

Generally, awards made under the Restated Plan are forfeited and will not be paid if the awards or portions thereof remain unvested or subject to restriction or forfeiture as of the date a participant’s employment or service as a non-employee director with ACCO Brands ceases. Certain exceptions or special provisions, however, are contained in the Restated Plan for events, such as death, disability and retirement, which may be eliminated, modified or superseded with respect to any particular award as determined by the Committee, as further discussed below.

Options and SARs. Unless otherwise determined by the Committee, at the time a participant’s employment or service as a non-employee director with ACCO Brands terminates, including upon death, disability or retirement, all options and SARs held by the participant that are not then vested and exercisable will terminate and be forfeited. Unless otherwise determined by the Committee, a participant’s options and SARs, to the extent then vested and exercisable, will terminate and cease to be exercisable 90 days following such participant’s termination, provided that following an employment or non-employee director service termination due to death, disability or retirement, options and SARs, to the extent then vested and exercisable, will continue to be exercisable for the lesser of five years or the remaining term of the options or SARs.

Restricted Stock and RSU Awards. Unless otherwise determined by the Committee, in the event of a participant’s termination of employment or service as a non-employee director during the restricted period for any reason other than death, disability or retirement, all shares of restricted stock and all RSUs that are still subject to restriction or forfeiture will terminate and be forfeited. Unless otherwise determined by the Committee, upon an employment or non-employee director service termination due to death, disability or retirement, a prorated portion of the restricted stock award or RSU will become unrestricted or nonforfeitable and payable, respectively, based on the period of restriction through the date of death, disability or retirement.

Performance Awards. Unless otherwise determined by the Committee, in the event of a participant’s termination of employment or service as a non-employee director during the performance period for a performance award for any reason other than death, disability or retirement, then the participant will not be entitled to any payment with respect such performance award. Unless otherwise determined by the Committee, upon an employment or non-employee director service termination due to death, disability or retirement during a performance period, subject to the attainment of the performance objectives set forth in the award, a prorated portion of the performance-based award will become unrestricted or nonforfeitable and payable, as applicable, with the proration based on the portion of the performance period elapsed through the date of the participant’s termination.

See “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” for a description of the specific termination provisions applicable to awards granted under the 2005 Plan to our named executive officers through 2010.

Adjustments

In the event of a corporate transaction involving ACCO Brands (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust outstanding awards as it deems appropriate (subject to compliance with certain U.S. tax laws and regulations), including so as to maintain the benefits or potential benefits of the awards.

Change-in-Control

Generally, upon a change-in-control of ACCO Brands (as defined in Section 13(b) of the Restated Plan) all outstanding options and SARs that are not then exercisable will become fully exercisable. Unless otherwise determined by the Committee and to the extent not replaced by a replacement award of the same type, upon a change-in-control (a) all restricted stock will become immediately unrestricted and all RSUs will become immediately nonforfeitable and payable, and (b) all performance awards will become payable in full, with the performance objectives applicable to such award deemed satisfied at the maximum level of performance.

See “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” for a description of the specific termination provisions upon a change-in-control applicable to awards granted under the 2005 Plan to our named executive officers through 2010.

Amendment and Termination

Our Board of Directors may, at any time, amend, suspend or terminate the Restated Plan, subject to the receipt of stockholder approval for certain types of amendments. In addition, no amendment, suspension or termination of the Restated Plan may adversely affect the rights of any participant or beneficiary under any award granted under the Restated Plan prior to the date such amendment, suspension or termination is adopted by the Board of Directors in the absence of written consent to the change by the affected participant.

Tax Consequences

The following is a brief summary of the principal federal income tax consequences of stock option awards under the Restated Plan. The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive.

Non-Qualified Stock Options and SARs. A participant who receives a non-qualified option or SAR does not recognize taxable income upon the grant of the option or SAR, and we are not entitled to a tax deduction on the date of grant. The participant will recognize ordinary income upon the exercise of the option or SAR in an amount equal to the excess of the fair market value of the option or SAR shares on the exercise date over the option or SAR exercise price stated in the award. Such income will be treated as compensation to the participant subject to applicable tax withholding requirements. We generally are entitled to a tax deduction in an amount equal to the amount that is taxable to the participant as ordinary income in the year that the income is taxable to the participant. Any appreciation in value after the time of exercise will be taxable to the participant as capital gain and will not result in a deduction by ACCO Brands.

Incentive Stock Options. A key employee who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and we are not entitled to a tax deduction on the date of grant. The difference between the option exercise price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the key employee in the year of exercise. We will not be entitled to a deduction with respect to any item of tax preference.

A key employee will recognize gain or loss upon the disposition of shares acquired from the exercise of incentive stock options. The nature of the gain or loss depends on how long the option and the option shares were held. If the option shares are not disposed of pursuant to a disqualifying disposition, the key employee will recognize long-term capital gain or capital loss depending on the selling price of the shares. A “disqualifying disposition” is a disposition that occurs within two years from the date the option was granted or one year from the date of option exercise. If option shares are sold or disposed of as part of a disqualifying disposition, the key employee must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the option price. Any additional gain will be taxable to the key employee as a long-term or short-term capital gain, depending on how long the shares were held after exercise of the option. We generally are entitled to a deduction in computing our federal income taxes for the year of disposition in an amount equal to any amount taxable to the key employee as ordinary income.

Equity Compensation Plan Information

The following table gives information, as of December 31, 2010, about our common stock that may be issued upon the exercise of options, stock-settled appreciation rights (“SSARs”) and other equity awards under all compensation plans under which equity securities are reserved for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	7,428,448	$11.56	389,590	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	7,428,448	$11.56	389,590

(1)	The number of securities reflected in column (a) includes 4,302,993 common shares that were subject to issuance upon the exercise of stock options/SSARs granted under the 2005 Plan; 1,989,927 common shares that were subject to issuance upon the exercise of stock options/SSARs pursuant to ACCO Brands’ 2005 Assumed Option and Restricted Stock Unit Plan; and 529,095 restricted stock units (“RSUs”) and 607,063 performance share units (“PSUs”) at the target level of performance outstanding as of December 31, 2010. The RSUs include grants made to employees and to members of the Board of Directors as well as units deferred by members of the Board pursuant to the Deferred Plan described in “2010 Director Compensation” herein. The price in column (b) of the table reflects the weighted-average exercise price of all options/SSARs. The RSUs and PSUs are excluded from the calculation of weighted average exercise price of outstanding options, warrants and rights in column (b) of this table.
(2)	These are shares available for grant as of December 31, 2010 under the 2005 Plan. In addition to these shares, the following shares may become available for grant under the 2005 Plan and, to the extent such shares have become available as of December 31, 2010, they are included in the table as available for grant: (i) shares covered by outstanding awards under the 2005 Plan that were forfeited or otherwise terminated and (ii) shares that are used to pay the exercise price of the stock options/SSARs and shares used to pay withholding taxes on equity awards generally.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

What governs stockholder proposals and nominations?

Article II of our By-laws contains procedures for stockholder nominations of directors and for stockholder proposals to be properly presented before stockholder meetings. In addition, Rule 14a-8 under the Securities Exchange Act of 1934 (“Exchange Act”) contains requirements that must be followed in order to have a proposal included in our proxy statement and form of proxy.

Who can make a nomination or a proposal?

According to our By-laws, stockholders may nominate persons for election to our Board of Directors at annual meetings and certain special meetings of stockholders and may propose other business to be considered by stockholders at annual meetings. Any stockholder desiring to make a nomination or a proposal may do so if such stockholder (1) is a holder of record of the Company both at the time of giving proper notice of a nomination or a proposal and at the time of the annual meeting or, with respect to nominations, the special meeting; (2) is entitled to vote at the meeting; and (3) complies with the notice procedures set forth in our By-laws. Nominations at any special meeting may be made only in the event the Board of Directors has determined directors are to be elected at such special meeting. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination has been properly made.

When must a nomination or a proposal be made?

With respect to annual meetings, to be timely, a stockholder’s notice must be delivered to the Secretary of the Company at our principal executive offices not earlier than the close of business on the 120th day nor any later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Our By-laws provide for different notice timing rules for special meetings in which directors are to be elected or in the event the annual meeting date is more than 30 days before or more than 60 days after such anniversary date.

How do I go about making a nomination or proposal?

If you are a record owner of stock and you wish to make a nomination or proposal at an annual meeting, you must notify the Secretary, in writing, of your intent. Written notice must be delivered not earlier than January 17, 2012, and not later than February 17, 2012, with respect to nominations and proposals for the 2012 annual meeting of stockholders. All notices must contain the information required by Article II of our By-laws and Rule 14a-8 under the Exchange Act.

Stockholders who wish to have a proposal included in our proxy statement and form of proxy must comply with the applicable requirements of the Exchange Act, including Rule 14a-8 under the Exchange Act. In order for a stockholder proposal to be eligible under Rule 14a-8 for consideration for inclusion in our proxy statement and accompanying proxy at the 2012 annual meeting of stockholders, the proposal must be received by the Company on or before December 2, 2011.

A copy of the By-law provisions summarized above is available upon written request to Mr. Steven Rubin, Senior Vice President, General Counsel and Secretary, ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, Illinois 60069. Additionally, a copy of our By-laws, which we included as an exhibit to our Current Report on Form 8-K filed with the SEC on December 24, 2008, can be accessed through the SEC’s website at www.sec.gov.

MISCELLANEOUS

Cost of Soliciting Proxies

The Company will bear the expense of soliciting proxies for this meeting, including mailing costs of the Notice, except for some costs associated with individual stockholders’ use of the Internet or telephone. In addition to solicitation by mail, directors, officers and other employees may also solicit proxies personally or by telephone or other means of electronic communication but will not receive specific compensation for any such solicitation. We have retained Innisfree M&A, Inc. to further assist us with the solicitation of proxies for a fee not to exceed $12,500. We may reimburse brokerage firms and others holding stock in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy material to principals and beneficial owners.

In addition to mailing copies of the Notice and mailing or making available the related proxy materials to stockholders, we will request that persons who hold stock in their names or custody, or in the name of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response in helpful and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice or, as applicable, one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our Notice or, as applicable, one annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Englewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive a Notice, we will send a copy to you if you call Ms. Jennifer Rice, Vice President – Investor Relations at (847) 484-3020, or write her at ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, IL 60069.

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice or, as applicable, the annual report and proxy statement, but you wish to receive only one copy, you must request, in writing, that ACCO Brands eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Wells Fargo Shareholder Services, Attn: Proxy Dept., 161 N. Concord Exchange Street, St. Paul, MN 55075 or call (in the United States) 1-800-468-9716.

Other Matters

ACCO Brands knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

April 4, 2011

By order of the Board of Directors Steven Rubin Senior Vice President, Secretary and General Counsel

A copy of ACCO Brands’ Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, will be made available to stockholders without charge, upon written request to Ms. Jennifer Rice, Vice President, Investor Relations, ACCO Brands Corporation, 300 Tower Parkway, Lincolnshire, Illinois 60069.

A copy of the Form 10-K will also be made available on the ACCO Brands’ website at www.accobrands.com. Additionally, the ACCO Brands’ Audit Committee Charter, Compensation Committee Charter, Corporate Governance and Nominating Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Principles are available free of charge in the Investor Relations section of the ACCO Brands website, or in print upon request by any stockholder to Ms. Rice at the address noted above.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders:

Our proxy statement and 2010 Annual Report on Form 10-K are available at: www.proxyvote.com.

Appendix A

2011 AMENDED AND RESTATED

ACCO BRANDS CORPORATION

INCENTIVE PLAN

1.	Purpose of Plan.

The purpose of this 2011 Amended and Restated Incentive Plan (the “Plan”) is to amend and fully restate the previously amended ACCO Brands Corporation 2005 Incentive Plan to aid ACCO Brands Corporation (“ACCO”) and its Subsidiaries (with ACCO, collectively, the “Company”) in achieving superior long-term performance through attracting, retaining and motivating the best available Key Employees and Non-Employee Directors. The Plan seeks to achieve this purpose through providing incentives linked to value creation for shareholders and achievement of certain long-term strategic and financial goals.

2.	Definitions.

As used in the Plan, the following words shall have the following meanings:

(a) “Award” means an award granted to a Participant pursuant to the Plan including, without limitation, an award of an Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Award, Cash-Based Award or Other Stock-Based Award, or any combination of the foregoing.

(b) “Board of Directors” means the Board of Directors of ACCO.

(c) “Cash-Based Award” means an Award granted pursuant to Section 9(b).

(d) “Change in Control” has the meaning set forth in Section 13(b)(i).

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board of Directors. References to the Committee under the Plan shall, for all purposes respecting Director Awards, mean exclusively the Board of Directors.

(g) “Common Stock” means common stock, par value $.01 per share, of ACCO.

(h) “Covered Employee” means any Key Employee who is or is reasonably expected to be a “covered employee” under Section 162(m) of the Code.

(i) “Covered Employee Performance Objectives” has the meaning set forth in Section 8.

(j) “Director Award” means an Award, other than an Incentive Stock Option Award, made to a Non-Employee Director pursuant to the Plan.

(k) “Disability” means totally and permanently disabled as from time to time defined under the long-term disability plan of the Company or a Subsidiary applicable to the Participant or, in the case in which there is no applicable plan, a total and permanent disability as defined in Section 22(e)(3) of the Code (or any successor Section); provided, however, that to the extent an amount payable under this Plan which constitutes a deferral of compensation pursuant to Section 409A of the Code would become payable upon Disability, “Disability” for purposes of such payment shall not be deemed to have occurred unless the disability also satisfies the requirements of Treasury Regulation Section 1.409A- 3. Subject to

the approval of the Committee, a different definition of Disability may be applicable to a Participant employed outside the United States who is subject to local disability laws and programs and as set forth in the Participant’s Award.

(l) “Effective Date” has the meaning set forth in Section 18.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means the average of the high and low sales prices of a Share on the New York Stock Exchange, Inc. composite tape (or if Common Stock is not then traded on the New York Stock Exchange, on the stock exchange or over-the-counter market on which Common Stock is principally trading) on the date of measurement, and if there were no trades on such measurement date, on the first day on which a trade occurred next succeeding such measurement date.

(o) “Incentive Stock Option” means a stock option to purchase Shares which qualifies as an incentive stock option under Section 422 of the Code.

(p) “Key Employee” means any employee of the Company, including an officer, selected by the Committee for a grant of an Award.

(q) “Non-Employee Director” means any member of the Board of Directors who is not an employee of ACCO or a Subsidiary.

(r) “Nonqualified Stock Option” means a stock option to purchase Shares which does not qualify as an Incentive Stock Option.

(s) “Option” means an Incentive Stock Option, a Nonqualified Stock Option or an option granted to a Participant pursuant to Section 16.

(t) “Other Stock-Based Award” means an Award granted to a Participant pursuant to Section 9(a).

(u) “Participant” means a Key Employee or a Non-Employee Director who is a participant under the Plan.

(v) “Performance Award” means an Award of Performance Stock, Performance Stock Units and other Awards granted to a Participant pursuant to Section 8.

(w) “Performance Period” means the period specified with respect to a Performance Award during which specified performance criteria are to be measured.

(x) “Performance Stock” means Shares granted to a Participant pursuant to Section 8 subject to the attainment of performance objectives and other restrictions on transfer and the incidents of ownership as the Committee may determine.

(y) “Performance Stock Unit” means an Award granted to a Participant pursuant to Section 8 that entitles a Participant to receive payment of a Share, or of a cash amount equal to the Fair Market Value of a Share, subject to the attainment of performance objectives and other terms and conditions as the Committee may determine.

(z) “Restricted Stock” means Shares granted to a Participant pursuant to Section 7 subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine.

(aa) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 7 that entitles a Participant to receive payment of a Share, or of a cash amount equal to the Fair Market Value of a Share, subject to forfeiture and other terms and conditions as the Committee may determine.

(bb) “Restriction Period” has the meaning set forth in Section 7(d).

(cc) “Retirement” means (i) the Participant’s termination of employment on or after attaining age 55 and completion of at least five years of service with the Company, provided that Retirement shall not include termination of employment by reason of failure to maintain work performance standards, violation of Company policies or dishonesty or other misconduct prejudicial to the Company, or (ii) retirement from service as a member of the Board of Directors by a Non-Employee Director after five or more years of service as a Non-Employee Director of ACCO. For this purpose, “employment” and “service” shall include employment as an employee with, or service as a member of the Board of Directors of, any Company (or its predecessor) prior to August 17, 2005.

(dd) “SAR” means a stock appreciation right, granted pursuant to Section 6, to receive Shares having an aggregate Fair Market Value, on the date of exercise of such stock appreciation right, equal to (i) the amount by which the Fair Market Value of all Shares, whether or not subject to an Option (or part thereof), in respect of which such stock appreciation right was granted exceeds (ii) the exercise price of said stock appreciation right per Share, or Option (or part thereof) if awarded in connection with an Option. In lieu of payment in Shares, the Committee may determine at the time of grant as set forth in the Award for the Company to pay such excess in cash or a combination of such Shares and cash. “SAR” shall also mean a stock appreciation right granted pursuant to Section 16.

(ee) “Share” means one share of the Common Stock.

(ff) “Subsidiary” means any corporation or entity, other than ACCO, in an unbroken chain of corporations or other entities beginning with ACCO, if each of the corporations or other entities other than the last corporation or entity in the unbroken chain owns 50% or more of the voting stock in one of the other corporations in such chain, except that with respect to Incentive Stock Options, “Subsidiary” means “subsidiary corporation” as defined in Section 424(f) of the Code.

3.	Administration of Plan.

(a) The Committee may from time to time grant such Awards under the Plan to such Key Employees and in such form and having such terms, conditions and limitations as the Committee may determine, as provided under the Plan. The provisions of Awards need not be the same with respect to each Participant.

(b) The Plan shall be administered by the Committee whose members shall be appointed by the Board of Directors and be comprised of at least three members of the Board of Directors. The members of the Committee shall qualify to administer the Plan for purposes of Rule 16b-3 (and any other applicable rule) promulgated under Section 16(b) of the Exchange Act, shall be independent directors under the New York Stock Exchange rules and shall be outside directors for purposes of Section 162(m) of the Code. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting, or taken without a meeting by unanimous written consent of the members of the Committee, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules, and to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among eligible persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. The Committee may delegate to an officer the right to designate Key Employees of the Company (other than the delegate or officers of ACCO) to be granted Awards and the number of Shares or cash subject to such Awards granted to each such Key Employee, provided that the aggregate number of Shares to be so granted and their terms and conditions shall be determined by the Committee. The Committee may delegate to ACCO employees certain administrative, reporting and other similar tasks. Notwithstanding the foregoing, Director Awards shall be granted by, and shall be administered by, the Board of Directors in accordance with Section 5.

4.	Limitations and Conditions.

(a) The total number of Shares that may be issued pursuant to Awards made under the Plan, including Incentive Stock Options, is 5,265,000 Shares. Awards under the Plan shall reduce the number of Shares thereafter available for Awards on the basis of: (i) one Share for each such Share issued as an Award of SARs or Options and (ii) 1.58 Shares for each such Share issued as an Award other than SARs and Options (such Awards other than SARs and Options being “Full Value Awards”). To the extent Shares subject to a Full Value Award again become available for issuance for reasons described in Section 4(c), such Shares shall be available for issuance as Full Value Awards.

(b) Not more than 500,000 Shares may be made subject to Options, and not more than 500,000 Shares may be made subject to SARs, under the Plan annually to any Key Employee. No Performance Award shall be granted during any Performance Period to any Key Employee having an aggregate maximum dollar value in excess of $10,000,000 or an aggregate maximum amount in excess of 500,000 Shares. Not more than 750,000 Shares may be made subject to Restricted Stock and Restricted Stock Unit Awards under the Plan annually to any Key Employee. The foregoing limitations on Option, SAR, Restricted Stock, Restricted Stock Unit and Performance Awards shall be applied in a manner consistent with the requirements of Section 162(m) of the Code. The number of Shares, and the limitations thereon, which may be issued pursuant to this Section 4 shall be subject to adjustment by the events set forth in Section 13(a).

(c) Any Shares that have been made subject to an Award that are not issued or are cancelled by reason of the failure to achieve applicable performance objectives under, or the forfeiture, termination, surrender, cancellation or expiration of such Award shall again be available for award and shall not be considered as having been theretofore made subject to award. Shares shall not again be available for award if such Shares are surrendered or withheld as payment of either the exercise price of an Option or SAR or of withholding taxes in respect of any Award. The exercise or settlement of an SAR Award shall reduce the Shares available under the Plan by the total number of Shares to which the exercise or settlement of the SAR Award relates, not just the net amount of Shares actually issued upon exercise or settlement; Shares not issued upon exercise or settlement under such Award shall not again be available for award under the Plan. Awards settled solely in cash shall not reduce the number of Shares available for issuance under the Plan. Any Shares subject to an Option Award (or part thereof) that is cancelled upon exercise of an SAR when settled wholly or partially in Shares shall to the extent of such settlement in Shares be treated as if the Option itself had been exercised and such Shares received in settlement of the SAR shall no longer be available for award.

(d) In the event that the Company makes an acquisition or is a party to a merger or consolidation and ACCO assumes the options or other awards consistent with the purpose of this Plan of the company acquired, merged or consolidated which are administered pursuant to this Plan, Shares subject to the assumed options or other award shall not reduce the total number of Shares that may be made subject to Awards under this Plan pursuant to Section 4(a).

(e) No Award shall be made or granted under the Plan after the tenth anniversary of the Effective Date, but the terms of Awards granted on or before the expiration thereof may extend beyond such expiration. At the time an Award is granted or amended or the terms or conditions of an Award are changed, the Committee may provide for limitations or conditions on such Award. The terms of the Plan as in effect prior to the Effective Date shall govern all awards granted under the Plan prior to the Effective Date.

(f) No Award or portion thereof shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, except that an Option and related SAR may be transferred pursuant to a domestic relations order or by gift to a family member of the holder to the extent permitted in the applicable Award. An SAR that is granted in respect of an Option shall never be transferred except to the transferee of such Option. During the lifetime of the Participant, an Option or SAR shall be exercisable only by the Participant unless it has been transferred to an immediate family member of the holder or to a trust for the benefit of such immediate family members, in which case it shall be exercisable only by such transferee. For the purpose of this provision, a “family member” shall have the meaning set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933.

(g) No person who receives an Award under the Plan which includes Shares or the right to acquire Shares shall have any rights of a stockholder (i) as to Shares to be delivered under an Option until, after proper exercise of the Option and such Shares have been recorded on ACCO’s official stockholder records as having been issued or transferred, (ii) as to Shares to be delivered following exercise of an SAR until, after proper exercise of the SAR and determination by the Committee to make payment therefor in Shares, such Shares shall have been recorded on ACCO’s official stockholder records as having been issued or transferred, or (iii) as to Shares to be delivered pursuant to Awards of Restricted Stock or Restricted Stock Units, Performance Awards or Other Stock-Based Awards, until such Shares shall have been recorded on ACCO’s official stockholder records as having been issued or transferred.

(h) No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(i) Nothing contained herein shall affect the authority of the Company to terminate any Key Employee’s employment at any time for any reason.

(j) Nothing contained herein shall be deemed to create the right in any Non-Employee Director to remain a member of the Board of Directors, to be nominated for reelection or to be reelected as such or, after claiming to be such a member, to receive any Director Award under the Plan to which he or she is not already entitled with respect to any year.

(k) An Award may provide, in the sole discretion of the Committee, for a Participant’s elective or mandatory deferral of payment thereunder pursuant to the terms and conditions of any deferred compensation plan or program adopted by ACCO (or applicable Subsidiary) and such other terms and conditions as the Committee shall determine. Any such deferral and payment of an Award thereunder, or the payment of any Award hereunder, shall be made at such time (or times) and on such basis as satisfies the provisions of Section 409A of the Code and regulations thereunder.

5.	Director Awards.

At such times as the Board may determine, the Board may, in its sole discretion, grant to each Non-Employee Director, or to one or more designated Non-Employee Directors, a Director Award which may be an Award of Nonqualified Stock Options (and not Incentive Stock Options), SARs, Restricted Stock, Restricted Stock Units, Performance Awards, Other Stock-Based Awards or Cash-Based Awards, or any combination thereof. The terms and conditions of Director Awards shall be as provided in the Director Award which shall be consistent with the provisions of this Plan. The Board of Directors shall have the exclusive authority to administer and interpret Director Awards and the Plan with respect to Director Awards.

6.	Awards of Options and SARs.

The terms and conditions with respect to each Award of Options and SARs under the Plan shall be subject to such terms and conditions as are determined by the Committee, consistent with the following:

(a) With respect to an Award of Options:

(i) The Option exercise price per Share shall not be less than the Fair Market Value prevailing on the date that the Option is granted.

(ii) The Option shall be exercisable in whole or in part from time to time during the period beginning at the completion of the required employment period, or service period for a Non-Employee Director, and the satisfaction of any performance objectives as specified, in the discretion of the Committee, in the Option Award, and ending at the expiration of seven years from the date of grant of the Option, unless an earlier expiration date shall be stated in the Option Award or the Option shall cease to be exercisable pursuant to Section 6(d) or Section 6(e). Except as otherwise determined by the Committee, the period of required employment of a Key Employee for an Award of Options shall be three years, during which period the Award shall become exercisable as to one-third of the Award on each of the first three anniversaries of the date the Award.

(iii) The agreement evidencing the Award shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Key Employee during any calendar year exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. The foregoing limitation shall be applied by taking Options into account in the order in which they were granted. For purposes of the foregoing, the Fair Market Value of any Share shall be determined on the date of the Award of the Option. In the event the foregoing results in a portion of an Incentive Stock Option exceeding the $100,000 limitation, only such excess shall be treated as a Nonqualified Stock Option.

(iv) Payment in full of the Option exercise price shall be made upon exercise of each Option and may be made in cash, by the delivery of Shares having a Fair Market Value equal to the Option price, or by a combination of cash and such Shares whose Fair Market Value together with such cash shall equal the Option price. The Committee may also permit Participants, either on a selective or aggregate basis, simultaneously to exercise Options and sell the Shares thereby acquired pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such Shares.

(b) With respect to an Award of SARs, such SAR may be granted either (x) at the time of grant of an Option or at any time prior to the expiration of the Option term, in respect of all or part of such Option to the Participant who has been granted the Option or (y) as a stand-alone Award to a Participant, provided that, at the time of Award of SARs, the Participant is a Key Employee or a Non-Employee Director, and have such other terms and conditions as are consistent with the following:

(i) The SAR exercise price per Share shall not be less than the Fair Market Value prevailing on the date that the SAR is granted.

(ii) The SAR shall be exercisable in whole or in part from time to time during the period beginning at the completion of the required employment period, or service period for a Non-Employee Director, and the satisfaction of any performance objectives as specified, in the discretion of the Committee, in the SAR Award, and ending at the expiration of seven years from the date of grant of the SAR, unless an earlier expiration date shall be stated in the SAR Award or the SAR shall cease to be exercisable pursuant to Section 6(d) or Section 6(e). Except as otherwise determined by the Committee, the period of required employment of a Key Employee for an Award of SARs shall be three years, during which period the Award shall become exercisable as to one-third of the Award on each of the first three anniversaries of the date the Award.

(iii) To the extent an Option is exercised in whole or in part, any SAR granted in respect of such Option (or part thereof) shall terminate and cease to be exercisable. To the extent an SAR is exercised in whole or in part, an Option (or part thereof) in respect of which such SAR was granted shall terminate and cease to be exercisable.

(iv) An SAR granted in respect of an accompanying Option shall be exercisable only during the period in which such Option (or part thereof) is exercisable.

(v) To the extent that an SAR may be settled in cash pursuant to the terms of the Award, the Committee shall have sole discretion to determine the form in which payment will be made following exercise of an SAR from one of:

(A) by payment in Shares having an aggregate Fair Market Value equal to the amount of cash that otherwise would have been paid;

(B) by payment in cash; or

(C) by payment in a combination of such Shares and cash.

(vi) To the extent that any SAR that shall have become exercisable, and shall not have been exercised or thereafter cancelled or, by reason of any termination of employment of a Key Employee or cessation of service of a Non-Employee Director, become non-exercisable, the SAR shall be deemed to have been exercised automatically without any notice of exercise on the last day on which its related Option is exercisable or, if not issued in respect of an Option, the date of expiration set forth in the SAR Award, provided that any conditions or limitations on its exercise (other than notice of exercise) are satisfied and the SAR shall then have value. Such exercise shall be deemed to specify that, subject to determination by the Committee as provided in Section 6(b)(v) and the SAR being authorized to be settled in cash, the holder elects to receive cash and that such exercise of an SAR shall be effective as of the time of the exercise.

(c) The holder of an Option or SAR shall exercise the Option or SAR in whole or in part by notice to the Secretary of ACCO or his delegate, in writing (including electronic) on a form approved by the Committee or its delegate, in accordance with the terms of the Award. Any exercise shall be effective as of the date specified in the notice of exercise, but not earlier than the date the notice of exercise, together with, in the case of exercise of an Option, payment in full of the Option exercise price, is actually received and in the hands of the Secretary of ACCO or his delegate (except as otherwise may be permitted pursuant to Section 6(a)(iv)).

(d) Except as otherwise determined by the Committee, if a Participant’s employment with the Company or a status as a Non-Employee Director ceases, the Participant’s Options and SARs, to the extent then exercisable, shall terminate and cease to be exercisable ninety days following the date of such termination or cessation of service. All Options and SARs that are not exercisable upon such a termination of employment or cessation of status as a Non-Employee Director shall thereupon be forfeited and terminate.

(e) If a Participant’s employment with the Company or status as a Non-Employee Director terminates by reason of death, Disability or Retirement, the Participant’s Options and SARs shall, to the extent then exercisable, shall continue to be exercisable for five years following the date of death, Disability or Retirement, unless the Committee shall determine that a longer such exercise period shall apply, but not after the expiration date stated in the Option or SAR Award and shall cease to be exercisable thereafter; provided, a Nonqualified Stock Option and an SAR may be exercised within one year following the date of death even if later than such expiration date.

(f) In the case of a Participant whose principal employer is a Subsidiary, such Participant’s employment shall be deemed to be terminated for purposes of this Section 6 as of the date on which such principal employer is no longer a Subsidiary.

(g) Repricing of Options and SARs shall not be permitted except as provided under Section 13. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its Option or SAR exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles or applicable shareholder approval listing requirements under the New York Stock Exchange (or any other exchange or over-the-counter market on which Common Stock is principally traded); and (C) clause (B) to the contrary notwithstanding, canceling an Option or SAR at a time when its Option or SAR price is equal to or less than the Fair Market Value of the underlying stock in exchange for another Option or SAR, restricted stock or other equity award, whether voluntary or involuntary.

7.	Awards of Restricted Stock and Restricted Stock Units.

The terms and conditions with respect to each Award of Restricted Stock and Restricted Stock Units under the Plan shall be consistent with the following:

(a) Restricted Stock and Restricted Stock Unit Awards shall be subject to such restrictions and other terms and conditions and, respecting Restricted Stock Unit Awards, conditions on payment, as are determined by the Committee.

(b) Awards of Restricted Stock shall be registered in the name of the Participant and shall be held in book-entry form subject to ACCO’s instructions until the terms, conditions and restrictions applicable to such Award lapse. The Committee may require that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award. Subject to Section 4(g) and Section 11, and except as otherwise provided in this
Section 7(b), the Participant shall have, with respect to Shares of Restricted Stock issued to such Participant under the Plan, all of the rights of a holder of Common Stock of ACCO.

(c) Awards of Restricted Stock and Restricted Stock Units shall be subject to the following restrictions:

(i) For purposes of an Award of Restricted Stock, the “Restriction Period” shall be the period commencing on the date of such Award and ending on the date that all restrictions under the Award lapse. For the purpose of an Award of Restricted Stock Units, the “Restriction Period” shall be the period commencing on the date of the Award and ending on the date that the Award Participant satisfies all terms and conditions for which the Award becomes nonforfeitable (in whole or in part). Notwithstanding the foregoing, the Restriction Period for Awards of

Restricted Stock and Restricted Stock Units shall be for a period ending not earlier than the third anniversary of the date of the Award, except (A) for Awards, in the aggregate, for such number of Shares not exceeding 5% of the available Shares for Award under the Plan at the time of the Award, and (B) as otherwise specifically provided in the following subsections of this
Section 7(c) of the Plan.

(ii) Subject to the provisions of the Plan and the applicable Restricted Stock Award, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber such Shares of Restricted Stock. Upon the lapse of the Restriction Period with respect to any Restricted Stock without a forfeiture thereof (in whole or in part), ACCO’s transfer agent will be notified that the transfer of such Restricted Stock shall no longer be subject to the terms, conditions and restrictions under the Award.

(iii) Unless otherwise provided in the Award, payment in respect of Restricted Stock Units shall be made not later than the fifteenth day of the third month of the fiscal year of the Company following the fiscal year in which the Restriction Period lapses without forfeiture of Restricted Stock Units in whole or in part. Payment may be made in cash (valued at the Fair Market Value on the date that the Award becomes payable), in Shares, or partly in cash and partly in Shares, as provided in the applicable Award.

(iv) Except to the extent otherwise determined by the Committee, upon termination of a Participant’s employment or service with the Company during the Restriction Period for any reason other than death, Disability or Retirement, all Shares of Restricted Stock or Shares represented by Restricted Stock Units under the Award during the Restriction Period and that are then still subject to restriction or forfeiture shall be forfeited by the Participant and shall terminate.

(v) Except as otherwise determined by the Committee, upon termination of a Participant’s employment or service with the Company during the Restriction Period by reason of the Participant’s death, Disability or Retirement, a prorated portion of the Shares of Restricted Stock under each such Award shall become unrestricted, and a prorated portion of the Shares represented by Restricted Stock Units under each such Award shall become nonforfeitable and payable, with such proration to be based on the portion of the Restriction Period elapsed through the date of such termination; as of such termination, the remaining portion of such Award that does not become unrestricted or nonforfeitable pursuant to this Section 7(d)(v) shall be forfeited and terminate.

8.	Performance Awards.

The terms and conditions with respect to each Performance Award under the Plan shall be consistent with the following:

(a) Performance Awards may be granted as Performance Stock, Performance Stock Units payable in Shares or cash, or a combination thereof, subject to the attainment of performance objectives and such other terms and conditions as the Committee shall determine. The Committee shall determine the nature, length and starting date of the Performance Period for each Performance Award, which shall be at least one year, the performance objectives to be used in valuing the amount earned under Performance Awards, the range of dollar values or the number of Shares, or combination thereof, to be received by the Participant at the end of the Performance Period if and to the extent that the performance objectives have been achieved, and shall certify the extent to which Performance Awards have been earned. The performance objectives shall include a minimum performance standard below which no payment shall be made and a maximum performance level above which no further amount of payment shall be made. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance objectives. Performance objectives, and other terms of the Award, may vary from Participant to Participant and between groups of Participants. Performance Awards to Covered Employees that are intended to satisfy Section 162(m) of the Code shall be based upon one or more of the following strategic, financial, net asset or share price performance goals: revenues; operating income; operating company contribution; cash flow; cash flow from operations; earnings before one or more of interest, taxes, depreciation and amortization; income from continuing operations; net asset turnover; net income; earnings per share; earnings per share from continuing operations; economic value added; operating margin; return on equity, assets, net assets or net tangible assets; return on invested capital; return on capital employed; return on total capital; economic profit; working capital efficiency; cost reductions; improvement in cost of goods sold; inventory sales ratio; earnings growth; revenue growth, gross margin, total return to stockholders, cost reduction, economic value added – or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital) or leverage ratio (each and collectively, “Covered Employee Performance Objectives”), whether applicable to the Company or any relevant Subsidiary or business unit, or any combination thereof, as the Committee may deem appropriate. Unless the Committee shall otherwise provide in the Performance Award, to the extent that the performance objectives under an Award have been satisfied, the Award shall be paid not later than the fifteenth day of the third month of the fiscal year of the Company following the fiscal year in which the end of the Performance Period occurs.

(b) The Committee may adjust the performance objectives and measurements applicable to Performance Awards to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, provided that no adjustment shall be made which would result in an increase in the compensation of any Covered Employee for the applicable year. The Committee also may adjust the performance objectives and measurements applicable to Performance Awards and thereby reduce the amount to be received by any Participant pursuant to such Awards if and to the extent that the Committee deems it appropriate, provided that no such reduction shall be made on or after the date of a Change in Control.

(c) Except as otherwise determined by the Committee, if prior to the end of a Performance Period a Participant’s employment or service with the Company terminates other than by reason of the Participant’s death, Disability or Retirement, then such Participant shall not be entitled to any payment with respect to the outstanding Performance Awards relating to such Performance Period.

(d) Except as otherwise determined by the Committee, upon termination of a Participant’s employment or service with the Company during the Performance Period by reason of the Participant’s death, Disability or Retirement, subject to the attainment of the performance objectives set forth in the Award, a prorated portion of the Shares of Performance Stock under each such Award shall become unrestricted, and a prorated portion of the Shares represented by Performance Stock Units under each such Award shall become nonforfeitable and payable, with such proration to be based on the portion of the Performance Period elapsed through the date of such termination; as of such termination, the remaining portion of such Award that does not become unrestricted or nonforfeitable pursuant to this Section 8(d) shall be forfeited and terminate.

9.	Other Stock-Based Awards and Cash-Based Awards.

(a) The Committee may grant other Awards under the Plan to Participants pursuant to which Shares are or may in the future be acquired, or Awards denominated in stock units payable in Shares, including Awards valued using measures other than the Fair Market Value of Shares. Such Other Stock-

Based Awards may be granted alone, in addition to or in tandem with any Award of any other type provided for grant under the Plan and shall be consistent with the purposes of the Plan.

(b) The Committee may grant Cash-Based Awards to Participants in such amounts and upon such terms, including the satisfaction of specific performance objectives pursuant to Section 8 (including, Covered Employee Performance Objectives pursuant to Awards to Covered Employees intended to satisfy the provisions of Section 162(m) of the Code), as the Committee may determine. Each Cash-Based Award shall specify a payment amount or payment range, to the extent earned or otherwise payable, as determined by the Committee.

(c) The Committee shall determine the extent to which the Participant shall be entitled to payment of an Other Stock-Based Award or Cash-Based Award upon a termination of employment or termination of service as a Non-Employee Director, which provisions reflected in an Award Agreement need not be uniform among all such Awards.

(d) Except as otherwise determined by the Committee, any Other Stock-Based Award and Cash-Based Award that becomes payable in accordance with its terms shall be paid not later than the fifteenth day of the third month of the fiscal year of the Company following the fiscal year in which the Award becomes nonforfeitable.

10.	Covered Employee Annual Incentive Awards.

(a) The Committee may designate Covered Employees and other Key Employees to be eligible to receive an annual incentive Award, payable in cash, Shares or a combination of cash and Shares, which shall be earned and payable based on the satisfaction of Covered Employee Performance Objectives (and such other performance objectives as may be applicable to Key Employees other than Covered Employees) designated by the Committee in such Award. The Covered Employee Performance Objectives shall be established by the Committee on or before the ninetieth day of the annual performance period to which such Award relates, and may include the establishment of an incentive pool to be allocable, to the extent earned, among Covered Employees and other participating Key Employees. The Award may include such other terms and conditions as the Committee determines, including, without limitation, the Covered Employee’s eligibility for a payment upon a termination of employment prior to the last day of the annual performance period or prior to the day when such Awards are paid. No Covered Employee shall receive an annual incentive Award under this Section 10 in excess of the lesser of (i) 50% of any incentive pool established by the Committee hereunder and (ii) $3,000,000.

(b) As soon as practicable after the end of the annual performance period, with respect to each Covered Employee, the Committee shall certify the amount payable to the Covered Employee pursuant to the Awards under this Section 10 based on the attainment of the applicable Covered Employee Performance Objectives set forth in the Award (including a determination of the amount of any incentive pool). The Committee shall not have discretion to increase the amount earned and payable to a Covered Employee over the amount determined pursuant to the terms of any incentive pool and the applicable Award. The Committee shall have the authority to exercise negative discretion to reduce the amount otherwise earned and payable under any such incentive pool and the Award. Unless the Committee otherwise determines in the Award, annual incentive Awards shall be payable not later than the fifteenth day of the third month following the last day of the annual performance period.

11.	Dividends; Dividend Equivalents.

(a) Any Award under the Plan (other than Awards of Options, SARs or pursuant to Section 10) which is outstanding on a dividend record date for Common Stock may, in the discretion of the Committee, earn (i) dividends in the case of Restricted Stock Awards, Performance Stock Awards or

Other Stock-Based Awards or (ii) dividend equivalents in the case of all other such Awards in an amount equal to the cash or stock dividends or other distributions that would have been paid on the Shares covered by such Award had such covered Shares been issued and outstanding on such dividend record date. Any such dividends and dividend equivalents shall be paid on terms and conditions as determined by the Committee.

(b) Without limiting the foregoing, the Committee may provide in a Restricted Stock, Performance Stock Award or Other Stock-Based Award that cash dividends shall be deemed paid and immediately automatically reinvested in additional Shares which shall be treated as Restricted Stock, Performance Stock or Shares under an Other Stock-Based Award, and dividends payable in Common Stock (or other property) shall be treated as additional Shares of Restricted Stock, Performance Stock or Shares under an Other Stock-Based Award (or other such property), subject to the same restrictions and other terms and conditions that apply to the Shares under the Award with respect to which such dividends are issued.

(c) Without limiting the foregoing, the Committee may provide in any Award (other than Restricted Stock, Performance Stock and Other Stock-Based Awards) that any dividend equivalents or other distributions payable with respect to the Award while subject to any restriction or condition on payment of the Award shall be accumulated and payment of such dividends deferred, with or without interest, and held subject to the same restrictions or conditions as the Award, and such other terms and conditions as the Committee may determine.

(d) The Committee shall establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment and payment contingencies of such dividend equivalents, as it deems are appropriate or necessary.

(e) For purposes of Section 409A of the Code, unless the Committee shall otherwise determine, such rights to dividends and dividend equivalents shall be considered separate rights apart from the Award to which they relate.

12.	Transfers and Leaves of Absence.

For purposes of the Plan: (a) a transfer of a Key Employee’s employment without an intervening period from ACCO to a Subsidiary or vice versa, or from one Subsidiary to another Subsidiary, shall not be deemed a termination of employment and such Key Employee shall be deemed to remain in the employ of the Company, and (b) a Key Employee who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Company during such leave of absence; provided, for the purposes of any Incentive Stock Option, such leave of absence shall not exceed three months or, if such leave of absence exceeds three months the Key Employee’s right to reemployment thereafter is provided in accordance with applicable federal or state statute or by a contract.

13.	Stock Adjustments; Change in Control; Divestitures.

(a) In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the Committee may make such adjustments as it deems appropriate in (i) the aggregate number of shares subject to the Plan and the number of shares that may be made subject to Awards to any individual Participant as set forth in Section 4(a) as well as the aggregate number of shares that may be made subject to any type of Award, (ii) the number and kind of shares that are subject to any Option or SAR (including any such Award outstanding after termination of employment or cessation of service as a member of the Board of Directors) and the price per share without any change in the aggregate price for such Award to be paid therefor upon exercise of such

Award, (iii) the number and kind of shares of outstanding Restricted Stock, (iv) the number and kind of shares covered by a Performance Stock Unit Award (or other applicable Performance Award), Restricted Stock Unit Award or Other Stock-Based Award, and (v) the number or dollar amount of outstanding dividend equivalents. Any adjustment of any Options or SARs under this Section 13(a) shall be made in a manner so as not to constitute a modification within the meaning of Section 424(h)(3) and Section 409A of the Code and the regulations applicable thereunder. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(b) Change in Control.

(i) A “Change in Control” shall be deemed to have occurred if:

(A) Any person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), of 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) of ACCO, excluding, however, any acquisition of Voting Securities: (1) directly from ACCO, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from ACCO, (2) by ACCO or a Subsidiary of ACCO, (3) by an employee benefit plan (or related trust) sponsored or maintained by ACCO or entity controlled by ACCO, or (4) pursuant to a transaction that complies with clauses (1), (2) and (3) of Section 13(b)(i)(C);

(B) Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to such Effective Date whose election, or nomination for election by ACCO’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of ACCO or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the ACCO Board of Directors;

(C) ACCO shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of ACCO shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof, (1) the stockholders of ACCO immediately prior thereto shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns ACCO or all or substantially all of ACCO’s assets either directly or through one or more subsidiaries) (“Newco”) immediately thereafter in substantially the same proportions as their ownership immediately prior to such corporate transaction, (2) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations promulgated thereunder), directly or indirectly, 30% or more, of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of ACCO existed prior to such corporate transaction and (3) more than 50% of the members of the Board of Directors of Newco shall be Incumbent Directors; or

(D) The stockholders of ACCO approve a complete liquidation or dissolution of ACCO.

(ii) In the event of a Change in Control, each Option and SAR held by a Participant that is not then exercisable shall become immediately fully exercisable and shall remain exercisable as provided in Section 6; provided, Section 6 to the contrary notwithstanding, any Option or SAR outstanding after a Change of Control shall be exercisable for not less than ninety days following any termination of employment of a Key Employee or of service of a Non-Employee Director or such shorter period as corresponds to the expiration of the term of the Option or SAR under in accordance with the Award.

(iii) Unless otherwise determined by the Committee in connection with the granting of the Award, or except to the extent that a Replacement Award is issued to the Participant in cancellation of, and exchange for, an outstanding Award (“Replaced Award”) of the same type in connection with the occurrence of a Change in Control:

(A) All of the Shares of Restricted Stock under each such Award shall become immediately unrestricted, and all of the Shares represented by Restricted Stock Units under each such Award shall become immediately nonforfeitable and payable, and for this purpose any performance objectives applicable to such Award shall be deemed satisfied at the maximum level of performance; and

(B) Each Participant shall be entitled to immediate payment in full of each Performance Award, and the performance objectives applicable to such Award shall be deemed satisfied at the maximum level of performance.

(iv) An Award shall constitute a “Replacement Award” if: (A) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (B) it relates to publicly traded equity securities of ACCO or its successor in the Change in Control or another entity that is affiliated with ACCO or its successor following the Change in Control; and (C) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether an Award constitutes a “Replacement Award” shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

(c) In the case of a Key Employee whose principal employer is a Subsidiary, then such Participant’s employment shall be deemed to be terminated for purposes of Sections 7 through 9 as of the date on which such principal employer ceases to be a Subsidiary (the “Divestiture Date”) and, except to the extent otherwise determined by the Committee and set forth in the applicable Award:

(i) A prorated portion of the Shares of Restricted Stock under each such Award shall become unrestricted, and a prorated portion of the Shares represented by Restricted Stock Units under each such Award shall become nonforfeitable and payable, with such proration to be based on the portion of the Restriction Period elapsed through the Divestiture Date, and for this purpose any performance objectives applicable to such Award shall be deemed satisfied at the target level of performance; as of the Divestiture Date, the portion of such Award which is not unrestricted or nonforfeitable, after application of this
Section 13(c)(i), shall be forfeited and canceled; and

(ii) A prorated portion of each Performance Award shall become earned and payable with such proration to be based on the portion of the Performance Period elapsed through the Divestiture Date, and for this purpose the performance objectives applicable to such Award shall be deemed satisfied at the target level of performance; as of the Divestiture Date, the portion of such Award which is not earned and payable, after application of this Section 13(c)(ii), shall be forfeited and canceled.

(d) The provisions of Section 13(b) and Section 13(c) shall control over any inconsistent provision that is less favorable to Participants in Sections 6 through 9. Payment of any Award becoming immediately payable under this Section 13 shall be deferred as may be necessary to satisfy Section 409A of the Code.

14.	Detrimental Activity.

If a Participant engages in detrimental activity at any time (whether before or after termination of employment), any Award that has not been paid (including, without limitation, lapse of restrictions on Restricted Stock and exercise of an Option or SAR) to such Participant prior to the date such activity has been determined by the Committee to constitute detrimental activity shall be forfeited and shall never become payable. Unless otherwise provided under the Award, for purposes of this Section 14, “detrimental activity” shall mean willful, reckless or grossly negligent activity that is determined by the Committee, on a case-by-case basis, to be detrimental to or destructive of the business or property of ACCO or any Subsidiary. Any such determination shall be conclusive and binding for the purposes of the Plan. Notwithstanding the foregoing, no Award shall be forfeited or become not payable by virtue of this Section 14 on or after the date of a Change in Control; provided, any covenant or restriction on Participant conduct, and the consequences for a breach thereof, set forth in an Award shall control over any inconsistent forgoing provision of this Section 14.

15.	Amendment and Termination.

The Board of Directors shall have the authority to amend, suspend or terminate the Plan at any time, including the authority to change the amount of the aggregate Fair Market Value of the Shares subject to Incentive Stock Options first exercisable in any calendar year under Section 6 to the extent provided in Section 422, or any successor provision, of the Code. Except as otherwise provided in the Plan, the Board of Directors shall not, without approval of the stockholders of ACCO, increase the maximum number of Shares authorized for the Plan, nor change the class of eligible employees to other than Key Employees, nor change the class of eligible recipients of Director Awards to other than Non-Employee Directors, nor reduce the basis upon which the minimum Option or SAR price is determined, nor extend the period within which Awards under the Plan may be granted under Section 4(e), nor provide for an Option or SAR that is exercisable more than seven years from the date it is granted except in the event of death, nor amend Section 6(g). In the event of any such amendment, suspension or termination, the Board of Directors shall have no power to change the terms of any Award theretofore granted under the Plan so as to adversely affect the rights of a Participant without the written consent of the Participant whose rights would be affected by such change except to the extent, if any, provided in the Award.

16.	Foreign Awards.

(a) The Committee or its delegate authorized pursuant to Section 3 may grant Awards to Key Employees who are subject to the tax laws of nations other than the United States, which Awards may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with the foreign tax laws. Awards of Options and SARs may have terms and conditions that differ from Incentive Stock Options, Nonqualified Stock Options and SARs for the

purposes of complying with the foreign tax laws, provided that the Committee and not its delegate shall determine the terms and conditions thereof.

(b) The terms and conditions of Options and SARs granted under Section 16(a) may differ from the terms and conditions which the Plan would require to be imposed upon Incentive Stock Options, Nonqualified Stock Options and SARs if the Committee determines that the grants are desirable to promote the purposes of the Plan for the Key Employees identified in Section 16(a) and Section 16(b); provided that the Committee may not grant such Options or SARs that do not comply with the limitations of Section 16(a).

17.	Taxes.

ACCO shall have the right to deduct from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of ACCO to deliver Shares upon the exercise of an Option or SAR, upon payment of a Performance Award, upon delivery of Restricted Stock or upon exercise, settlement or payment of Restricted Stock Units or any Other Stock-Based Award that the Participant pay to ACCO such amount as may be requested by ACCO for the purpose of satisfying any liability for such withholding taxes. Unless otherwise determined by the Committee, under any Award the Participant may elect, in accordance with any conditions set forth in such Award, to pay any withholding taxes in Shares.

18.	Effective Date.

This amendment and restatement of the Plan shall be effective on and as of the date on which it is approved by a majority of the voting stockholders of ACCO (“Effective Date”).

Parking Facility and Driving Directions

Meeting Location Address

Arboretum Golf Club,

401 W. Half Day Road,

Buffalo Grove, Illinois

Tel: (847) 913-9112

Fax: (847) 913-1344

www.arboretumclub.com

Parking

Self-parking is available at

no charge in the outside,

uncovered lot (no valet

parking)

Directions from Downtown Chicago to Club:

Take I-90/94 North toward Milwaukee.

Exit right onto IL 22/Half Day Road.

Go west on Half Day Road past Rt. 21 (Milwaukee Ave.).

Club is on south side of Half Day Road approx. 1/2 mile past RR tracks

Directions from North to Club:

Take either I-94 or I-294 South toward Chicago/Indiana.

Exit right IL 22/Half Day Road.

Go west on Half Day Road.

Club is on south side of Half Day Road approx. 1/2 mile past RR tracks

Directions from Western Suburbs to Club:

Take IL Rt. 53 North.

Exit Lake Cook Road East to IL Rt. 83.

Turn left on IL Rt. 83 to IL 22/Half Day Road.

Turn right (East) on IL 22/Half Day Road.

Club is just past Buffalo Grove Road

Directions from South to Club:

Take I-294 North toward Wisconsin.

Exit right IL 22/Half Day Road.

Go west on Half Day Road.

Club is on south side of Half Day Road approx. 1/2 mile past RR tracks

ACCO BRANDS CORPORATION 300 TOWER PARKWAY LINCOLNSHIRE, IL60069

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by ACCO Brands Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directorsrecommends you vote			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01 George V. Bayly	02 Kathleen S. Dvorak			03 G. Thomas Hargrove			04 Robert H. Jenkins	05 Robert J. Keller
06 Thomas Kroeger	07 Michael Norkus			08 Sheila Talton			09 Norman H. Wesley

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 5 and 6.		For	Against	Abstain

2	The ratification of the selection of KPMG LLP as Independent Auditors for the year 2011.		☐	☐	☐	5	The approval of the Amended and Restated 2011 Incentive Plan which, among other things, increases the number of shares of common stock authorized for issuance under the plan by 5,265,000 shares.	☐	☐	☐
3	The approval, by non-binding vote, of the compensation of our named executive officers.		☐	☐	☐
The Board of Directors recommends you vote for 1 YEAR :		1 year	2 years	3 years	Abstain	6	Such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

4	A recommendation, by non-binding vote, on the frequency of holding an advisory vote on the compensation of our named executive officers.	☐	☐	☐	☐

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10K/Wrap is/are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

ACCO BRANDS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 17, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Neal V. Fenwick and Thomas P. O’Neill, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ACCO Brands Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., CDT, on May 17, 2011, at the Arboretum Golf Club, 401 W. Half Day Road, Buffalo Grove, Illinois, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE BUT THIS CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR ONE(1) YEAR FOR PROPOSAL 4, FOR PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side